UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stifel Financial Corp.

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STIFEL

PROXY STATEMENT

2019 ANNUAL MEETING OF STIFEL SHAREHOLDERS

LETTER FROM OUR CHAIRMAN & CEO

501 North Broadway St. Louis, Missouri 63102 (314) 342-2000

April 25, 2019

Fellow Shareholders:

We cordially invite you to attend the 2019 Annual Meeting of Shareholders of Stifel Financial Corp., which will be held on June 5, 2019 at 9:30 a.m., local time, at our corporate headquarters, located at 501 North Broadway, St. Louis, Missouri 63102. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting and instructions for accessing this proxy statement and our Annual Report for the year ended December 31, 2018 on the Internet and for submitting proxy votes online. The notice also contains instructions on how to request a printed set of proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted.

I expand on our Company’s performance, strategy, and outlook in the 2019 Annual Report Shareholder Letter, which I hope you will read.

Thank you for your investment in Stifel. I look forward to welcoming our shareholders to the Annual Meeting.

Sincerely, Ronald J. Kruszewski Chairman of the Board and Chief Executive Officer

Proxy Statement for the 2019 Annual Meeting of Shareholders	1

Proxy Statement for the 2019 Annual Meeting of Shareholders	2

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	Wednesday, June 5, 2019 at 9:30 a.m., local time
PLACE:	Stifel Financial Corp. offices located at One Financial Plaza, 2nd Floor, 501 North Broadway, St. Louis, Missouri 63102
	•	Election of Directors, each as nominated by the Board of Directors (the “Board”)
	•	An advisory vote to approve executive compensation (Say on Pay)
ITEMS OF BUSINESS:	•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019
	•	Transaction of such other business as may properly come before our 2019 Annual Meeting of Shareholders
RECORD DATE:	You are entitled to vote only if you were a Company shareholder at the close of business on April 8, 2019
VOTING BY PROXY:

Your vote is very important. By April 25, 2019, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions on how to access our Proxy Statement and 2018 Annual Report to Shareholders and vote online or by telephone, no later than close of business on June 4, 2019. If you received a paper copy of the proxy card, you may mail your proxy vote in the provided envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 5, 2019:

Our proxy statement and 2018 annual report are available at: www.investorvote.com/sf

By Order of the Board of Directors,

Mark P. Fisher, Corporate Secretary
April 25, 2019

Proxy Statement for the 2019 Annual Meeting of Shareholders	3

EXECUTIVE SUMMARY

This summary highlights certain information contained elsewhere in our Proxy Statement. You should read the entire Proxy Statement carefully before voting.

2019 Annual Meeting Information

WHEN:	WHERE:	RECORD DATE:
Wednesday, June 5, 2019 at 9:30 a.m., local time	Stifel Financial Corp. offices, One Financial Plaza, 2nd Floor, 501 North Broadway, St. Louis, Missouri 63102	April 8, 2019

For additional information about our Annual Meeting, see the Questions & Answers about the Annual Meeting and Voting, beginning on page 66.

Matters to be voted on at our 2019 Annual Meeting

		Board Recommendation	Page Reference
1.	Election of Directors	FOR each director	14
2.	Advisory vote to approve executive compensation (say on pay)	FOR	61
3.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2019	FOR	61

Proxy Statement for the 2019 Annual Meeting of Shareholders	4

PERFORMANCE HIGHLIGHTS

We encourage you to read the following Performance Highlights as background to this Proxy Statement.

Continued Strong Performance in 2018

•	Record annual net revenues of $3.0 billion, an increase of 3.3% over 2017.
•	23rd consecutive annual increase in net revenues.
•	Record net revenues and pre-tax operating income in Global Wealth Management.
•	Record non-GAAP net income available to common shareholders of $429.4 million, or $5.28 per diluted common share.
•	Non-GAAP ROCE of 14.9% and ROTCE of 24.4%.
•	Returned $215 million to shareholders through dividends and share repurchases.
•	Increased book value per common share by $4.78 to $43.04.

A History of Growth – Net Revenues, in Millions

A History of Growth – Increased Depth and Breadth through Acquisitions

*Announced

Proxy Statement for the 2019 Annual Meeting of Shareholders	5

A History of Growth – Assets, in Millions

Extending our History of Growth – Stifel Financial Corp. 2018 GAAP Net Revenue of over $3 billion

Global Wealth Management (GWM)	Institutional Group (IG)
Net Revenue - $2.0 billion	Net Revenue - $1.1 billion

• Private Client	• Equity & Fixed Income Capital Raising

• Stifel Bank & Trust	• M&A Advisory / Restructuring

• Margin and Securities-based Lending	• Institutional Equity and Fixed Income Brokerage

• Asset Management	• Independent Research

$2.9bn	30%	7,500		2,300	1,300

Low 7.7x leverage,(1) $3.2 billion shareholders’ equity and $2.9 billion market capitalization(2)	Insider ownership aligns employees’ interests with other shareholders (3)	Over 7,500 associates	Balanced business mix • 65% GWM • 35% IG From 2018 net revenues	National presence with over 2,300 financial advisors	Largest U.S. equity research platform with approximately 1,300 stocks under coverage	Broad investment banking and institutional sales and trading capabilities – domestic and international

(1)	Assets over equity
(2)	As of December 31, 2018
(3)	Insider ownership percentage includes all fully diluted shares, units outstanding and options outstanding, as of March 11, 2019

Proxy Statement for the 2019 Annual Meeting of Shareholders	6

A Stable Track Record through Multiple Business Cycles

Non-GAAP Net Revenues, in millions	Total Equity, in millions

Total Client Assets, in billions	Book Value per Common Share

Notes:

Non-GAAP Net Revenues reflect operating results from continuing operations;

Excludes impact of sale of Sterne Agee Independent Contractor & Correspondent Clearing businesses;

Book Value Per Share adjusted for April 2011 three-for-two stock split (2006-2010) and represents common equity per shares outstanding

Proxy Statement for the 2019 Annual Meeting of Shareholders	7

COMPENSATION HIGHLIGHTS

We provide highlights of our compensation program below. It is important that you review our CD&A, beginning on page 25, and summary compensation-related tables, beginning on page 54, in this Proxy Statement for an understanding of our compensation program.

2018 Named Executive Officer Compensation Determinations

This table summarizes our Compensation Committee’s compensation decisions for 2018 for our Named Executive Officers. This table does not substitute for the Summary Compensation Table required by SEC rules. The Summary Compensation Tables begin on page 54. 2018 was the first year for which Mr. Marischen was a named executive officer.

	Fixed Compensation		Annual Incentive Compensation, Variable			Subtotal	2018 Total
Named						At-Risk	Comp.
Executive		Stock-Based Salary
Officer and Position	Base Salary		Cash Bonus	RSUs, Debentures and RSAs(1)	PRSUs	Percent At-Risk	Change from 2017

Ronald J. Kruszewski	$200,000	$100,000	$4,020,761	$3,679,239	$1,000,000	$4,679,239	$9,000,000

Chairman and CEO						52.0%	12.5%
James M. Zemlyak	$250,000	$62,750	$1,895,065	$2,592,185	$500,000	$3,092,185	$5,300,000

Co-President and Head of Global Wealth Management						58.3%	12.5%

Victor J. Nesi	$250,000	$65,000	$2,785,000	$2,600,000	$500,000	$3,100,000	$6,200,000

Co-President and Director of the Institutional Group						50.0%	12.7%
Thomas B. Michaud	$250,000	$55,000	$2,775,000	$917,500	$207,500	$1,125,000	$4,205,000

President and CEO of Keefe, Bruyette & Woods						26.8%	2.3%
Thomas W. Weisel	$200,000	$70,000	$1,340,000	$260,000	$0	$260,000	$1,870,000

Senior Managing Director						13.9%	0%
James M. Marischen	$200,000	$135,000	$900,000	$300,000	$0	$300,000	$1,535,000

Chief Financial Officer						19.5%	n/a
	Realized Compensation			At-Risk Compensation

(1)

Reflects shares previously granted to executive in December 2017 and restricted stock units granted in March 2019. The restricted shares and restricted stock units are reflected in this table at a price of $50.28. The restricted share award (“RSA”) was granted in connection with the Company’s 2017 tax planning as described further on page 51.

Proxy Statement for the 2019 Annual Meeting of Shareholders	8

Compensation Committee Rationale for 2018 CEO Compensation

The Compensation Committee (the “Committee”) determined the pay of the named executive officers utilizing the Committee’s process for decision making and assessments as outlined beginning on page 34. The Committee took into consideration 2018 firm performance as outlined beginning on page 36, individual named executive officer performance relative to their unique goals as well as their individual contribution to overall company achievements, leadership, and other factors, as outlined beginning on page 31, and input from the CEO.

The Committee determined that, for 2018, CEO compensation should be increased in line with performance, but with downward adjustments to moderate changes over multiple years. This is consistent with the Committee’s past practices. Historically, CEO compensation has broadly tracked the performance of the three primary performance goals established by the Committee: non-GAAP Return on Equity, non-GAAP pre-tax net income and non-GAAP Earnings per Share. In 2018, for the year, non-GAAP Return on Equity was up 3.1%, non-GAAP pre-tax net income was up 18.2% and non-GAAP Earnings per Share were up 32.3%, or approximately 17.9% on average. The Committee also continued to recognize that the CEO’s existing shareholding, which is significant, powerfully and directly aligns the CEO with the interests of all shareholders.

See “2018 Compensation Determinations for Named Executive Officers Other than the CEO” on page 28 for a description of the Committee’s determinations for named executive officers other than the CEO. See “Use of Non-GAAP Measures” on page 53 for a description of how and why these measures differ from GAAP measures.

Primary Performance Goal Results and CEO Compensation Relative to Primary Performance Goal Results

One-Year Relative Performance	Performance Over 5 Years Relative to 2013

Proxy Statement for the 2019 Annual Meeting of Shareholders	9

SHAREHOLDERS’ SAY ON PAY: OUTREACH AND SHAREHOLDER INPUT

Last year, our compensation program received support from 94% of shareholders voting. This is consistent with the strong support our pay decisions have received in recent years, and reflects the continuing commitment of senior management and the Committee to maintain a high level of shareholder outreach and respond more directly to shareholder input. We have continued to build on that strength. We believe that our outreach to shareholders concerning our executive compensation in recent years has enabled us both to obtain fuller shareholder input and also to communicate and to build on the enhancements we have made to the program. In addition to our ongoing dialogue with shareholders throughout the year, our outreach regarding our named executive officer compensation encompassed 16 of our top 20 institutional shareholders representing over 50% of outstanding shares. We also communicate regularly with our employees, who hold approximately 17% of outstanding shares. Our employees also hold restricted stock units that, if presently vested, would represent an additional 14% of outstanding shares, approximately. Our Committee has responded with commitment and action to shareholder feedback received through direct interactions and previous years’ “say on pay” advisory votes. These actions have included but are not limited to: greater utilization of performance-based awards, clearly articulated goals, and fuller disclosure. In addition to implementing “Say on Pay” feedback we have received from shareholders, we have also implemented additional feedback such as declassifying our Board and improving its diversity. Our Board also responded with a decision in 2017 to reduce the Board’s size and increase its independence.

A number of our institutional shareholders publish proxy voting guidelines. Below are some typical guidelines on executive compensation, our corresponding response, and a cross reference to the section of this CD&A in which we provide additional information.

Institutional Shareholder Guidelines	Stifel Response	Cross-Reference
Incentive plans should reflect strategy and incorporate long-term shareholder value drivers, including metrics and timeframes.

Our Committee has developed a facts-based, performance-focused framework by which it assesses Executive Officer performance and sets compensation against clearly stated and measured company and business goals.

Our Performance-Based Restricted Stock Units (PRSUs) are primarily based on measuring objective, clearly stated performance goals.

Page 35, 2018 Incentive Assessment Framework Results Page 47, Performance-Based Restricted Stock Units, PRSUs

Performance results should generally be achieved over a 3-5 year time horizon.	PRSUs are measured over a 4-year period and vest over a 5-year period.	Page 47, Performance-Based Restricted Stock Units, PRSUs

Peer group evaluation should be used to maintain awareness of pay levels and practices.

Our peer group was identified by Compensation Advisory Partners LLC (CAP), our independent compensation consultant.

CAP provided the Committee with market data on executive compensation trends and Executive Officer compensation levels, and assisted the Committee with evaluation of pay-for-performance alignment.

Page 43, Compensation Committee Consultant Page 43, Identification of Peer Group

Disclose the rationale behind the selection of pay vehicles and how these fit with intended incentives.	Our key executive compensation program elements include fixed and variable compensation, and we have disclosed the rationale behind the selection of pay vehicles and how they fit with intended incentives in detail in the sections referenced to the right.	Page 44, Key Executive Compensation Program Elements Page 50, Committee’s Perspective on Compensation Elements Page 26, Committee Determinations of 2018 Annual Incentive Compensation

Proxy Statement for the 2019 Annual Meeting of Shareholders	10

CORPORATE GOVERNANCE HIGHLIGHTS

Key Facts about our Board

We strive to maintain a well-rounded and diverse Board that balances financial industry expertise with independence, and that balances the institutional knowledge of longer-tenured directors with the fresh perspectives brought by newer directors. As summarized below, our directors bring to our Board a variety of skills and experiences developed across a broad range of industries, both in established and growth markets, and in each of the public, private and not-for-profit sectors.

Continuing Board Members’ Skills & Experiences

9	6	8	7	8	10	7	7
Financial Services Industry	Other Complex & Regulated Industries	Risk Management	Talent Development	Technology	Public Company Governance	Audit, Tax & Accounting	Global

Key Board Statistics
	Number of Continuing Directors	Independence of Continuing Directors
Board	10	8 of 10
Executive Committee	6	4 of 6
Audit Committee	3	All
Compensation Committee	3	All
Risk Management / Corporate Governance Committee	3	All

9	8	8	4	4
Board Meetings in 2018	Audit Committee Meetings in 2018	Compensation Committee Meetings in 2018	Risk Management / Corporate Governance Committee Meetings in 2018	Meetings of Independent Directors without Insiders Present

80%	10 years	67	20%	30%
Continuing Independent Directors	Average Tenure of Continuing Directors	Average Age of Continuing Directors	Continuing Independent Directors Diverse by Race, Gender, or Sexual Orientation	Continuing Independent Directors with Fewer than 5 Years’ Tenure

Proxy Statement for the 2019 Annual Meeting of Shareholders	11

Directors of Stifel Financial Corp.

Name Age	Independent (Yes/No) Director Commencing	Occupation & Career Highlights	Committee Membership, Lead Directorship	Other Public Boards
Kathleen Brown 73	Yes 2016	Partner, Manatt, Phelps and Phillips, LLP	Risk/Governance	2
Michael W. Brown 73	Yes 2010	Retired, Vice President & CFO, Microsoft Corporation	Audit (Chair), Executive	1
John P. Dubinsky 75	Yes 2003	Chairman, Stifel Bank & Trust; President & CEO, Westmoreland Associates, LLC	Compensation, Executive	1
Robert E. Grady 61	Yes 2010	Partner, Gryphon Investors Former Partner, The Carlyle Group	Lead Director, Executive, Risk/ Governance (Chair)	1
Ronald J. Kruszewski 60, Chairman	No 1997	Chairman & CEO, Stifel Financial Corp.	Executive (Chair)	0
Maura A. Markus 61	Yes 2016	Retired, President, COO & Board Director, Bank of the West	Audit	1
James M. Oates 72	Yes 1996	Managing Director, The Wydown Group	Compensation (Chair), Executive	0
David A. Peacock 50	Yes 2017	President and COO, Schnucks Markets, Inc., Former President, Anheuser-Busch	Compensation, Risk/Governance	0
Thomas W. Weisel 78	No 2010	Sr. Managing Director, Stifel Financial Corp.; Chairman & CEO, Thomas Weisel Partners Group, Inc.	Executive	0
Michael J. Zimmerman 68	Yes 2013	Vice Chairman, Continental Grain Company	Audit	0

Proxy Statement for the 2019 Annual Meeting of Shareholders	12

A Foundation of Sound Governance and Shareholder Outreach

•	Independent Lead Director

•	Executive sessions of independent, non-employee directors

•	Annual CEO evaluation by our all-independent Compensation Committee

•	Ongoing shareholder engagement and demonstrated responsiveness to shareholder input

•	The Board and its committees may engage independent advisors in their discretion

•	Annual election of directors

•	Substantial shareholding by each our named executive officers well in excess of our share ownership requirements

•	Robust risk control, led by the Board and senior executives, buttressed by processes and committees, embraced throughout the firm

Board Tenure of Directors

Diversity Is an Important Factor in Consideration of Potential and Incumbent Directors

Our Governance Committee considers a number of demographics including race, gender, ethnicity, sexual orientation, culture and nationality, seeking to develop a Board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Among the factors the Governance Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers the same factors in determining whether to re-nominate an incumbent director.

Diversity is also considered as a part of the annual Board evaluation.

Proxy Statement for the 2019 Annual Meeting of Shareholders	13

ITEM 1. ELECTION OF DIRECTORS

What is being voted on: Election to the Board of our director nominees, each for a one-year term. Board recommendation: FOR each of our director nominees, based on a review of individual qualifications and experience and contributions to our Board.

OUR DIRECTORS

Board of Director Nominees’ Qualifications and Experience

Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of shareholders.

Core Qualifications and Experience
• • •	Integrity, business judgment and commitment Demonstrated management ability Extensive experience in the public, private or not-for-profit sectors	• • • •	Leadership and expertise in their respective fields Financial literacy Strategic thinking Reputational focus
Diversity of Skills and Experiences
• • • • • • •	Financial services industry Complex & regulated industries Risk management Public company / corporate governance Global experience Technology Audit, tax, accounting and financial statements	• • • • • •	Compliance Operations Established & growth markets Credit evaluation Talent Development Government, public policy & regulatory affairs

Proxy Statement for the 2019 Annual Meeting of Shareholders	14

OUR DIRECTOR NOMINEES

⬛ Kathleen Brown

Director since 2016, age 73

Committee Service

Risk Management / Corporate Governance

Other Public Company Directorships Within the Past 5 Years: Sempra Energy (NYSE: SRE), Five Points Holdings, LLC (NYSE: FPH)

Career Highlights

•      Partner, Manatt, Phelps and Phillips, LLP, focused on business counseling, government and regulatory affairs, particularly as they relate to the healthcare, energy, real estate and financial services industries (2013 – present).

•      Five Points Holdings, LLC, Director and member of Audit and Conflicts Committees (2016 – present).

•      Sempra Enercy, Director and member Nominating and Governance Committee and Environmental, Health, Technology and Safety Committee (2013 – present).

•      Goldman Sachs, Inc. (2001 – 2013): Chairman, Midwest Investment Banking (2010 – 2013) Managing Director and Head, Western Region Public-Sector and Infrastructure Group (2003 – 2010).

•      Bank of America (1995 – 2000), numerous positions, including National Co-President, Private Bank and President, Southern California, Private Bank.

•      State of California, State Treasurer (1990 – 1994)

Other Professional Experience and Community Involvement

•      Renew Financial, Director (2016 – present)

•      Forestar Group, Director (2007 – 2016)

•      National Park Foundation, Board Member (2012 – 2018)

•      Presidential Commission on Capital Budgeting, Co-Chair (1996 – 1997)

•      CALPERS, Trustee and CALSTRS, Trustee (1990 – 1995)

•      Los Angeles Board of Public Works, Commissioner (1987 – 1989)

•      Los Angeles Board of Education, Member (1975 – 1980)

•      J.D., Fordham University Law School

•      B.A., Stanford University

Experience and Qualifications: Ms. Brown brings 18 years of experience as a senior executive in the banking and financial services industry and 16 years of public-sector experience to the Board. Through her public service and service as an executive and director of leading financial service companies, Ms. Brown brings substantial knowledge and expertise to the Board of Director’s deliberations.

⬛ Michael W. Brown
Director since 2010, age 73 Committee Service Audit (Chair) Executive Other Public Company Directorships Within the Past 5 Years: VMWare, Inc. (VMW)

Career Highlights

•      Microsoft Corporation, a global software company (NASDAQ: MSFT)

•       Vice President and Chief Financial Officer (August 1994 – July 1997)

•       Vice President – Finance and Treasurer (1989 – August 1994)

•      Deloitte & Touche LLP, a provider of assurance, tax, and business consulting services (1971 – 1989)

Other Professional Experience and Community Involvement

•      Former Chairman, NASDAQ Stock Market Board of Directors

•      Former Governor, National Association of Securities Dealers

Experience and Qualifications: Mr. Brown is a retired executive with considerable financial and accounting expertise, including eight years of financial leadership with a leading technology company and directorships at other publicly held companies. Mr. Brown has considerable experience as a director and governor of self-regulatory organizations in the financial services industry. Mr. Brown’s deep technology experience provides the Board and senior management with keen insight and guidance concerning the Company’s cybersecurity and other technology efforts.

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⬛ John P. Dubinsky
Director since 2003, age 75 Committee Service Compensation Executive

Career Highlights

•      Chairman, Stifel Bank & Trust, (April 2007 – present)

•      President and Chief Executive Officer, Westmoreland Associates, LLC, a financial consulting company (1995 – present)

•      CORTEX (Center of Research, Technology, and Entrepreneurial Expertise), Board Member
(2008 – present), Chairman (2008 – 2016), President and Chief Executive Officer (2003 – 2008)

•      President Emeritus, Firstar Bank (1999 – 2001), Chairman, President, and Chief Executive Officer, Mercantile Bank (1997 – 1999) (until the merger with U.S. Bank N.A., formerly, Firstar Bank, N.A.)

•      President and Chief Executive Officer, Mark Twain Bancshares, Inc.

•      Board Member, Drury Hotels

Other Professional Experience and Community Involvement

•      Trustee Emeritus, Barnes-Jewish Hospital

•      Trustee Emeritus, Washington University

•      Trustee and Former Chairman, St. Louis Public Library

•      Former Trustee, National Public Radio Foundation, Washington, D.C.

•      Vice Chairman, Arch to Park

Experience and Qualifications: Mr. Dubinsky is a leader in the financial consulting industry and has extensive experience in managing financial institutions. Mr. Dubinsky also has strong experience as a director of other publicly held and large private companies as well as not-for-profit entities.

⬛ Robert E. Grady

Director since 2010, age 61

Lead Director

Committee Service

Executive

Risk Management/Corporate Governance (Chair)

Other Public Company

Directorships Within the Past 5 Years: AuthenTec, Inc.

(NASDAQ: AUTH), and

Blackboard, Inc. (NASDAQ:

BBBB)

Career Highlights

•      Partner, Gryphon Investors, a private equity investment firm (2015 – present)

•      Partner and Managing Director, Cheyenne Capital Fund, a private equity investment firm (2009 – 2014)

•      Partner and Managing Director, Carlyle Group, a global alternative asset management firm (2000 – 2009)

•      Member, Management Committee

•      Chairman and Fund Head, Carlyle Venture Partners

•      Partner and Managing Director, Robertson Stephens & Co. (1993 – 2000)

Other Professional Experience and Community Involvement

•      Director, Jackson Hole Mountain Resort

•      Chair, St. John’s Hospital (Jackson, WY) Foundation

•      Steering Committee Member, Wyoming Business Alliance

•      Former Chairman, New Jersey State Investment Council, which oversees the state’s $78 billion pension system

•      Former Chair, National Venture Capital Association

•      Former Deputy Assistant to President George H.W. Bush, The White House

•      Former Executive Associate Director, Office of Management and Budget (“OMB”), Executive Office of the President

•      Former Lecturer in Public Management, Stanford Graduate School of Business

•      M.B.A., Stanford Graduate School of Business

•      A.B., Harvard College

Experience and Qualifications: Mr. Grady has extensive leadership experience in the private equity investment and the broker-dealer segments of the financial services industry. Mr. Grady also has substantial federal and state governmental experience as well as strong academic experience. Finally, Mr. Grady has considerable experience as a director of other publicly and privately held companies.

Proxy Statement for the 2019 Annual Meeting of Shareholders	16

⬛ Ronald J. Kruszewski
Director since 1997, age 60 Chairman of the Board and Chief Executive Officer of Stifel Financial Corp. Committee Service Executive (Chair)

Career Highlights

•      Stifel Financial Corp.

•      Chairman (2001 – present)

•      Chief Executive Officer (September 1997 – present)

•      President (September 1997 – June 2014)

•      Stifel, Nicolaus & Company, Incorporated

•      Chairman (2001 – present)

•      President (2011 – present)

•      Chief Executive Officer (1997 – present)

Other Professional Experience and Community Involvement

•      Chairman, American Securities Association

•      Member, Board of Directors, Securities Industry and Financial Markets Association (SIFMA)

•      Member, Federal Advisory Council, St. Louis Federal Reserve Board of Directors

•      Member, U.S. Ski and Snowboard Team Foundation Board

•      Chairman of Downtown Now!; Former Chairman, Downtown St. Louis Partnership, Inc.

•      Member, Board of Directors, St. Louis Regional Chamber

•      Member, Regional Business Council in St. Louis

•      Member, World Presidents’ Organization – St. Louis Chapter

Experience and Qualifications: Mr. Kruszewski has extensive managerial and leadership experience in the financial services industry in addition to a comprehensive understanding and knowledge of the Company’s day-to-day operations and strategy.

⬛ Maura A. Markus
Director since 2016, age 61 Committee Service Audit Other Public Company Directorships Within the Past 5 Years: Broadridge Financial Solutions, Inc. (NYSE: BR)

Career Highlights

•     Bank of the West, President, Chief Operating Officer and Board Director (2010 – 2014)

•     Broadridge Financial Solutions, Inc., Director, Member, Audit and Comp. Committees (2013 – present)

•     Citigroup (1987 – 2009)

•      Executive Vice President, Head of International Retail Banking (2007 – 2009)

•      President, Citibank N.A. (2000 – 2007)

•      President, Citibank Greece (1997 – 2000)

•      European Sales and Marketing Director (1994 – 1997)

Other Professional Experience and Community Involvement

•      College of Mount St. Vincent in New York, Trustee

•      Catholic Charities San Francisco, Board Member

•      Year Up San Francisco Bay Area Talent and Opportunity Board, Member

•      Financial Services Roundtable, Former Member

•      M.B.A., Harvard Business School

•      B.A., Boston College, summa cum laude

Experience and Qualifications: Ms. Markus is a retired executive who brings over twenty-five years of experience in banking to the Board, including as a senior executive. Ms. Markus has been named one of American Banker’s Most Powerful Women in Banking multiple times. Through her proven service as an executive and director of leading financial service companies, Ms. Markus brings substantial knowledge and expertise to the Board of Director’s deliberations.

Proxy Statement for the 2019 Annual Meeting of Shareholders	17

⬛ James M. Oates
Director since 1996, age 72 Committee Service Compensation (Chair) Executive Other Public Company Directorships Within the Past 5 Years: Duff & Phelps Select Energy MLP Fund Inc. (NYSE:DSE)

Career Highlights

•      Managing Director, The Wydown Group, a financial consulting firm (1994 – present)

•      Chairman, Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company (1997 – 2011)

•      Chief Executive Officer, Neworld Bank Corp. (1985 – 1994)

Other Professional Experience and Community Involvement

•      Board Member, Virtus Funds

•      Board Member and former Chairman, John Hancock Funds

•      Chairman of the Board, Emerson Investment Management, Inc. (1995– 2016)

•      Trustee Emeritus of Middlesex School, Concord, Massachusetts

•      Chairman, Connecticut River Bank (2000 – 2014)

•      Board Member, New Hampshire Trust Company (2000 – 2014)

•      Board member, Connecticut River Bancorp (2000 – 2014) (PK: CORB.PK)

•      M.B.A., Harvard Business School

•      B.A., Harvard College

Experience and Qualifications: Mr. Oates has led several financial services and consulting firms and has substantial investment experience serving on public company, mutual fund, and private investment boards and committees.

⬛ David A. Peacock
Director since 2017, Age 50 Committee Service Compensation Risk Management/Corporate Governance Committee

Career Highlights

•      Schnucks Markets, Inc., President and COO (2017 – present)

•      Anheuser-Busch (1992-2012), President (2008 – 2012)

•      Chairman, Vitaligent, LLC (Jamba Juice Corp.’s largest franchisee in California, Kansas, Missouri and Washington State) (2015 – present)

•      Investor and Board Member, Ronnoco Coffee, LLC (2013 – 2017)

Other Professional Experience and Community Involvement

•      Board of Directors, St. Louis Sports Commission

•      Board of Trustees, Pro Football Hall of Fame

•      Board of Trustees, Gateway Arch Park Foundation

Experience and Qualifications: Mr. Peacock brings entrepreneurial, corporate, manufacturing, and marketing expertise to the Board. In addition, through his service as president of a global consumer brand, Mr. Peacock brings an in-depth knowledge and expertise in corporate governance, branding, marketing and market presence.

Proxy Statement for the 2019 Annual Meeting of Shareholders	18

⬛ Thomas W. Weisel
Director since 2010, age 78 Committee Service Executive Committee

Career Highlights

•      Senior Managing Director, Stifel Financial Corp. (2011 – present)

•      Chairman and Chief Executive Officer, Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) (1999 – 2010)

•      Founder, Chairman, and Chief Executive Officer, Montgomery Securities (1971 – 1997)

•      Lifetime Achievement Award, National Venture Capital Association (2006)

•      George Steinbrenner Sport Leadership Award, US Olympic Foundation (2011)

•      Inducted into the U.S. Ski and Snowboard Hall of Fame (Class of 2017)

Other Professional Experience and Community Involvement

•      Member and former Chairman, U.S. Ski and Snowboarding Team Foundation (1977 – present)

•      Chairman, USA Cycling Foundation Board (2000 – present)

•      Member, Board of Trustees, San Francisco Museum of Modern Art (1982 – present)

•      Chairman and Board Member, Empower America (1994 – 2002)

•      Chairman, Capital Campaign for California School of Arts & Crafts (1996 – 1997)

•      Member, Board of Directors, Stanford Endowment Management Board (2001 – 2009)

•      Member, Advisory Board, Harvard Business School (2007 – 2009)

•      Board Member, NASDAQ (2002 – 2006)

•      Trustee, Museum of Modern Art in New York (1996 – 2011)

•      M.B.A., Harvard Business School

•      B.A., Stanford University

Experience and Qualifications: Mr. Weisel has extensive entrepreneurial and operational experience in the financial services industry, as evidenced by his founding and development of the investment firms of Thomas Weisel Partners Group, Inc. (“TWPG”) and Montgomery Securities prior to joining the Company.

⬛ Michael J. Zimmerman

Director since 2013, age 68

Committee Service

Audit Committee

Other Public Company Directorships Within the Past 5 Years: Financial Federal Corporation (NYSE: FIF), Overseas Shipholding Group, Inc. (FINRA OTC: OSGIQ), Smithfield Foods, Inc. (NYSE: SFD)

Career Highlights

•      Continental Grain Company, a diversified international agribusiness and investment firm

•      Vice Chairman (2012 – present)

•      Executive Vice President and Chief Financial Officer (1999 – 2012)

•      Senior Vice President, Investments and Strategy (1996 – 1999)

•      Managing Director, Salomon Brothers, Inc. (1976 – 1996)

Other Professional Experience and Community Involvement

•      Investment Committee Member, Arlon Group LLC, an investment subsidiary of Continental Grain Company

•      Board Member and Chairman, Audit Committee, of Castleton Commodities, Inc., a leading merchant energy company

•      Trustee, Mount Sinai Health System, a non-profit health care organization

•      Chairman, FOJP Service Corporation, a non-profit insurance company

•      Chairman, Investment Committee, U.S. Holocaust Memorial Museum

Experience and Qualifications: Mr. Zimmerman’s experience within the financial services industry and his understanding of investment banking provide valuable judgment and insights. This background, together with perspectives applied as an independent director and audit committee member of a publicly held company, brings knowledge and a skill set integral to our Board.

Proxy Statement for the 2019 Annual Meeting of Shareholders	19

OUR CORPORATE GOVERNANCE PRINCIPLES

The Board has adopted Corporate Governance Guidelines (‘‘Principles’’), which are available in the corporate governance section of the Company’s web site at www.stifel.com. The Principles set forth the practices the Board follows with respect to, among other matters, the role and duties of the Board, size and composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

As described in the Principles, the role of the Board is to oversee management of the Company in its efforts to enhance shareholder value and conduct the Company’s business in accordance with its mission statement. In that connection, the Board helps management assess long-range strategies for the Company, and evaluates management performance.

It is a responsibility of the Board to regularly assess each director’s independence and to take appropriate actions in any instance in which the requisite independence has been compromised. The Board has determined that Directors K. Brown, M. Brown, Dubinsky, Grady, Markus, Oates, Peacock, and Zimmerman are independent directors under the rules of the NYSE and the SEC, including NYSE rules regarding the independence of the Compensation Committee, and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director.

BOARD OF DIRECTORS – LEADERSHIP, RISK OVERSIGHT AND MEETINGS

Leadership: The continuing membership of our Board is composed of 8 independent directors and 2 employee directors.

The Board strategically considers the combination or separation of the Chairman and Chief Executive Officer roles as an integral part of its planning process and corporate governance philosophy. Ronald J. Kruszewski concurrently serves as both the Chairman of the Board and Chief Executive Officer. The Board believes that this structure serves the Company well because it provides consistent leadership and accountability for managing Company operations. However, our Board also holds regularly scheduled executive sessions without management, at which a non-management director presides in compliance with the NYSE Corporate Governance Standards. These sessions occurred quarterly in 2018.

Lead Director: Mr. Grady has been elected by the Board to serve as the Independent Lead Director of Stifel Financial Corp. The Board has determined that the Lead Director will: have authority to call meetings of the independent directors; chair meetings of the independent directors; liaise between management and independent directors; serve ex officio on all committees of which the lead director is not otherwise a member and, with the chair of the Compensation Committee, lead CEO performance evaluation and succession planning. The Board believes that the Lead Director role should be filled by an independent director selected by the independent directors in order to promote independence of oversight and development of the independent directors’ overall contribution to the Board.

Risk Oversight: Our Board has responsibility for the oversight of risk management. Our Board, either as a whole or through its Committees, regularly discusses with Company management our major risk exposures, their potential impact, and the steps we take to monitor and control such exposures.

While our Board is ultimately responsible for risk oversight, each of our Committees assists the full Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Risk Management/Corporate Governance Committee focuses on the management of risks associated with Board organization, membership, and structure, and the organizational and governance structure of our Company, including cybersecurity matters.

We have an Enterprise Risk Management program under the direction of our Chief Risk Officer, who coordinates with five management committees: the Asset Liability Management Committee, the Products & Services Committee, the Conflicts of Interest Committee, the Operational Risk Committee, and the Disclosure Committee.

Meetings: During 2018, our Board met 9 times, including both regularly scheduled and special meetings. During the year, attendance by the incumbent directors of all meetings held by the Board and all Committees on which they serve exceeded 90%. It is the Company’s policy to encourage Board members to attend annual shareholders’ meetings.

Proxy Statement for the 2019 Annual Meeting of Shareholders	20

BOARD OF DIRECTORS – COMMITTEES

The standing committees of our Board are the Audit Committee, Compensation Committee, Executive Committee, and Risk Management/Corporate Governance Committee. The Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee each operates pursuant to a written charter approved by the Board. The full text of each such charter and our corporate governance guidelines are available in the “Corporate Governance” section of our web site located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting Mark Fisher, our Corporate Secretary, at (415) 364-2500 or by e-mail at investorrelations@stifel.com.

Audit Committee
The Audit Committee met 8 times during 2018.
Committee Chair: • M. Brown Members: • Markus • Zimmerman Committee members are independent directors as defined by the NYSE, the SEC, and as determined by our Board.	Committee Role & Responsibilities:		Committee Notes:
•

Recommending to the Board a public accounting firm to be placed in nomination for shareholder ratification as our independent auditors and compensating and terminating the auditors as deemed necessary;

Each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements. The “audit committee financial expert” designated by our Board is Mr. M. Brown.
•

Meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and

	•	Evaluating on an annual basis the qualification, performance, and independence of the independent auditors, based on the Audit Committee’s review of the independent auditors’ report and the performance of the independent auditors throughout the year.

Compensation Committee
The Compensation Committee met 8 times during 2018.
Committee Chair: • Oates	Committee Role & Responsibilities:		Committee Notes:
Members: • Dubinsky • Peacock Committee members are independent directors as defined by the NYSE, the SEC, and as determined by our Board.	•	Reviewing and recommending to our Board the salaries of all of our executive officers;

During 2018, there were no interlocks or insider participation on the part of the members of the Compensation Committee.

See page 60 for further description of the lack of interlocks and insider participation on the Compensation Committee.

	•	Reviewing market data to assess our competitive position for the components of our executive compensation;
	•	Reviewing executive performance;
	•	Reviewing and approving executive compensation plans;
	•	Making recommendations to our Board regarding the adoption, amendment, and rescission of certain employee benefit plans; and
	•	Reviewing the Company’s compensation policies and practices with respect to the Company’s employees to ensure that they are not reasonably likely to have a material adverse effect on the Company.

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Risk Management / Corporate Governance Committee
The Risk Management / Corporate Governance Committee met 4 times during 2018.
Committee Chair: • Grady Members: • K. Brown • Peacock Committee members are independent directors as defined by the NYSE, the SEC, and as determined by our Board.	Committee Role & Responsibilities:	Committee Notes:

•    Regularly reviewing our aggregate risk exposures and risk management processes with management, including our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and Chief Compliance Officer;

•    Overseeing the Company’s Enterprise Risk Management program and the Company’s responsiveness to and discussions and compliance with the Federal Reserve Bank of St. Louis and other regulators’ input, reviews and rules;

•    Overseeing the Company’s response to cybersecurity risks;

•    Overseeing the management of risks associated with Board organization, membership, and structure;

•    Overseeing the search for individuals qualified to become members of our Board and selecting director nominees to be presented for election at the Annual Meeting of our shareholders;

•    Considering nominees for directors recommended by our shareholders; and

•    Reviewing our corporate governance guidelines at least annually and recommending changes to our Board as necessary.

The Committee has substantially increased its Enterprise Risk Management and cybersecurity oversight in recent years.

In fulfilling its new-director nomination responsibilities, the Committee considers, among other things, each candidate’s strength of character, judgment, career specialization, relevant technical skills, experience, diversity, and the extent to which the candidate would fill a need on the Board.

Executive Committee
The Executive Committee met 4 times during 2018.
Committee Chair: • Kruszewski Members: • M. Brown • Dubinsky • Grady • Oates • Weisel	Committee Role & Responsibilities:	Committee Notes:

•    The Executive Committee consists of our Board and Board committee chairmen, together with the independent chairmen of affiliated boards, specifically Stifel Bank & Trust.

•    Except to the extent limited by law, between meetings of the full Board, the Executive Committee performs the same functions and has the same authority as the full Board.

The independent members of the executive committee met 4 times in 2018 outside the presence of the non-independent members of the committee.

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OTHER GOVERNANCE MATTERS

Director Nominations by Shareholders

In accordance with the Risk Management/Corporate Governance Committee’s charter and our corporate governance guidelines, the Risk Management/Corporate Governance Committee considers nominees recommended by shareholders and reviews the qualifications and contributions of the directors standing for election each year.

Shareholders may recommend individuals to the Risk Management/Corporate Governance Committee for consideration as potential director nominees by giving written notice to Mark Fisher, our Corporate Secretary, at least 90 days, but not more than 120 days, prior to the anniversary of our preceding year’s annual meeting, along with the specific information required by our By-Laws, including, but not limited to, the name and address of the nominee; the number of shares of our common stock beneficially owned by the shareholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director, if elected, that would be required for a nominee under the SEC rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of these requirements, please send a written request to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The Risk Management/Corporate Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by shareholders, but will consider shareholder nominees on the same basis as other nominees. Please also see the procedures described in the section entitled “How can I make a Shareholder Proposal for the 2020 Annual Meeting?” on page 68 of this Proxy Statement.

Code of Ethics and Corporate Governance

In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee. These guidelines and charters are available for review under the “Corporate Governance” section of our web site at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers, and Associates. The Code of Ethics is also posted in the “Corporate Governance” section of our web site, located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting Mark P. Fisher, our Corporate Secretary, at (415) 364-2500 or by e-mail at investorrelations@stifel.com.

We have established procedures for shareholders or other interested parties to communicate directly with our Board, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group. Such parties can contact our Board by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski Chairman of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. All communications made by this means will be received by the Chairmen of the Board and relayed promptly to the Board or the individual directors, as appropriate.

Relationship of Risk Management to Compensation

The Board and the Compensation Committee, with the assistance of management, has evaluated our compensation policies and practices for all employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we undertook the following process:

•

We conducted an analysis of our incentive compensation programs by an interdisciplinary team led by our CRO and our outside independent compensation consultant. Other members of the team consisted of employees in risk management, accounting/payroll, legal, internal audit and human resources.

•

This team conducted an initial evaluation of our compensation programs and policies across six elements: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage, and (vi) controls and processes, focusing on significant risk areas.

•

The team found that formula-based funding of bonus pools is utilized consistently across the firm. These formulas varied, with most being either commission-based or total-compensation based, with respect to net revenues, taking into consideration operating profits. The team found that the allocation of bonus pools is generally aligned with the employee’s span of control and level of potential contribution. The team also determined that most bonus pools are not distributed on a purely formula basis, but instead based on subjective factors, including longer term performance and ongoing consideration by the employee of the risks involved in the business.

•

The team also noted the risk mitigation effect of our stock bonus plan allocation formula, which imposes the requirement that a portion of bonus amounts be delivered not in present cash but in the form of restricted stock units and debentures that vest over time.

Proxy Statement for the 2019 Annual Meeting of Shareholders	23

In light of the above, our Board and Compensation Committee continue to conclude that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company.

Age

The Board has adopted a policy, on the recommendation of its Executive Committee, that each Director, shall not stand for reelection in any year if he or she shall have reached the age of 75 as of the first day of that year and shall transition responsibilities and resign no later than the date of the annual meeting. The Board may make exceptions to this policy if it determines such exception would be in the firm’s best interest. The Board has determined, in the desire for an orderly transition, that Mr. Weisel and Mr. Dubinsky should continue to serve for the 2019-20 term.

Declassification of the Board

In 2016, shareholders approved the Board’s proposal to declassify the Board. No classified Board terms will continue beyond the 2019 Annual Meeting of Shareholders. Accordingly, if elected, each of the members presently nominated will be elected to unclassified one-year terms.

Experience and Diversity

The Risk Management/Corporate Governance Committee of the Board actively seeks directors who provide the Board with a diversity of perspectives and backgrounds.

The composition of our Board reflects diversity in business and professional experience, skills, gender and ethnic background.

When considering whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Risk Management/Corporate Governance Committee and the Board focused primarily on the information discussed in each of the individual biographies set forth in this section. These biographies briefly describe the business experience during the past five years or longer, if material, of each of the nominees for election as a director and our other directors whose terms of office will continue after the Annual Meeting, including, where applicable, positions held with us or our principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and information as to the other directorships held by each of them during such five-year period. These biographies also include the specific individual attributes considered by the Risk Management/Corporate Governance Committee and the Board in coming to the conclusion that each such nominee or current director should serve as a director of the Company.

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COMPENSATION DISCUSSION & ANALYSIS

2018 CEO COMPENSATION DETERMINATIONS

Name			Fixed Compensation		Annual Incentive Compensation
	Year		Base Salary	Stock-Based Salary	Cash Bonus(1)	RSUs, RSAs and Debentures(2)	PRSUs	Subtotal At-Risk	Total Comp.(3)
Ronald J. Kruszewski	2018 change	(4)	0%	0%	29.7%	2.2%	0%	1.7%	12.5%
	2018		$200,000	$100,000	$4,020,761	$3,679,239	$1,000,000	$4,679,239	$9,000,000
	2017		$200,000	$100,000	$3,100,000	$3,600,000	$1,000,000	$4,600,000	$8,000,000
	2016		$200,000	$700,000	$2,250,000	$1,500,000	$750,000	$2,250,000	$5,400,000

			Realized Compensation			At-Risk Compensation
			Amount	% of Total	Year-over- Year % Change	% of Total	Amount	Year-over- Year % Change
	2018		$4,320,761	48.0%	27.1%	$4,679,239	52.0%	1.7%
	2017		$3,400,000	42.5%	7.9%	$4,600,000	57.5%	104.4%
	2016		$3,150,000	58.3%		$2,250,000	41.7%

(1)

Does not include the 2017 special payment to mitigate tax burdens shifted from the Company to certain named executive officers, detailed on page 51, that were not incentive compensation but part of the Company’s 2017 initiatives relating to the December 2017 federal tax reforms.

(2)

For 2018, reflects 73,175 restricted shares previously granted to executive in December 2017. For 2018, the restricted shares are reflected in this table at a price of $50.28. The restricted share award was granted in connection with the Company’s 2017 tax planning as described further on page 51.

(3)	For differences between this table and the Summary Compensation Table, see page 53, Use of Non-GAAP Measures.
(4)	Year-over-year percentage change.

In determining Mr. Kruszewski’s variable compensation for 2018, the Committee specifically noted that:

•	Firm performance for 2017 was strong and Mr. Kruszewski’s specific contributions to this performance were significant.

•	Mr. Kruszewski’s total compensation in 2017 was at the approximate median of our peer group’s CEO compensation.

•	The Committee determined that, for 2018, the CEO’s total annual compensation should be increased approximately in line with performance. This is consistent with the Committee’s past practices.

•

Historically, CEO compensation has broadly tracked the performance of the three primary performance goals established by the Committee: non-GAAP Return on Equity, non-GAAP pre-tax net income and non-GAAP Earnings per Share. In 2018, for the year, non-GAAP Return on Equity was up 3.1%, non-GAAP pre-tax net income was up 18.2% and non-GAAP Earnings per Share were up 32.3%, or approximately 17.9% on average. See “Use of Non-GAAP Measures” on page 53 for a description of how and why these measures differ from GAAP measures.

•	The CEO’s existing shareholding, which is well in excess of 1 million shares and 1% of total shares outstanding, powerfully and directly aligns the CEO with the interests of all shareholders.

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Ronald J. Kruszewski, Chairman and CEO

Ronald J. Kruszewski is Chairman of the Board of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated. He joined the firm as Chief Executive Officer in September 1997. Mr. Kruszewski serves on the Board of Directors of SIFMA (Securities Industry and Financial Markets Association) and was appointed by the St. Louis Federal Reserve Board of Directors to serve on the Federal Advisory Council to the Board of Governors of the Federal Reserve System.

Compensation Mix

Financial	Strategic Achievements
✓ 23rd consecutive year of record net revenues. ✓ Non-GAAP EPS of $5.28, up 32%. ✓ Non-GAAP ROCE of 14.9% and ROTCE of 24.4%. ✓ Book value per share increased by $4.78 to $43.04.	✓ Completed Ziegler Wealth Management acquisition. ✓ Acquired Business Bancshares. ✓ Acquired Rand & Associates.
Leadership	Risk Management
✓ Championed extension of Stifel’s Women’s Initiative Network. ✓ Continued drive to reduce compensation ratios and costs firm-wide to improve operating margins.	✓ Maintained conservative leverage and risk-weighted capital ratios. ✓ Strengthened enterprise risk management, compliance and infrastructure in support of strong asset growth.

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2018 CEO Compensation, by Form, Type and Amount:

	Type	2018	% of Comp.	2017	% of Comp.	2016	% of Comp.
Base Salary		$200,000	2.2%	$200,000	2.5%	$200,000	3.7%
Stock-Based Salary		$100,000	1.1%	$100,000	1.3%	$700,000	13.0%
Total Fixed Compensation		$300,000	3.3%	$300,000	3.8%	$900,000	16.7%
Cash Bonus		$4,020,761	44.7%	$3,100,000	38.8%	$2,250,000	41.7%
Time-Based Deferred (RSUs, RSAs and Debentures)		$3,679,239	40.9%	$3,600,000	45.0%	$1,500,000	27.8%
Performance-Based Deferred (PRSUs)		$1,000,000	11.1%	$1,000,000	12.5%	$750,000	13.9%
Total Variable Annual Incentive Comp		$8,700,000	96.7%	$7,700,000	96.3%	$4,500,000	83.3%
Total Compensation		$9,000,000	100%	$8,000,000	100%	$5,400,000	100%
Total Realized Compensation		$4,320,761	48.0%	$3,400,000	42.5%	$3,150,000	58.3%
Total At-Risk Compensation		$4,679,239	52.0%	$4,600,000	57.5%	$2,250,000	41.7%

The CEO compensation shown below includes annual incentives (both cash and deferred components) granted for the performance years 2014-2018, together with base salary and the portion of 2017 LTIA awards automatically vesting in the year. For further description of Performance-Based Restricted Stock Units (PRSUs), see page 47.

CEO Compensation, 2014-18, by Form and Amount (thousands):

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Alignment of CEO Compensation with Key Performance Measures

Performance Over 5 Years Relative to 2013

(Non-GAAP Net Revenue, Non-GAAP Pre-Tax Income and Non GAAP EPS):

2018 Compensation Determinations for Named Executive Officers Other than the CEO

The Committee determined that, for 2018, compensation for Mr. Zemlyak and Mr. Nesi, our co-presidents, should be increased in line with performance and that compensation for Mr. Michaud should be increased in line with KBW performance, but in each case with downward adjustments to moderate changes over multiple years. The Committee further determined that, for 2018, compensation for Mr. Weisel should be increased in line with related performance and that compensation for Mr. Marischen should be increased in line with firmwide and related performance and in recognition of his promotion to CFO. This is consistent with the Committee’s past practices. Historically, named executive officer compensation has broadly tracked the performance of the three primary performance goals established by the Committee: non-GAAP Return on Equity, non-GAAP pre-tax net income and non-GAAP Earnings per Share. In 2018, for the year, non-GAAP Return on Equity was up 3.1%, non-GAAP pre-tax net income was up 18.2% and non-GAAP Earnings per Share were up 32.3%, or approximately 17.9% on average. See “Use of Non-GAAP Measures” on page 53 for a description of how and why these measures differ from GAAP measures.

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2018 Compensation Determinations for Named Executive Officers Other than the CEO

			Fixed Compensation		Annual Incentive Compensation			Subtotal At-Risk	Total Compen- sation(3)
Name	Year		Base Salary	Stock-Based Salary	Cash Bonus(1)	RSUs, RSAs and Debentures(2)	PRSUs
James M. Zemlyak	2018 change	(4)	0%	0%	5.3%	36.4%	-28.6%	18.9%	12.5%
	2018		$250,000	$62,750	$1,895,065	$2,592,185	$500,000	$3,092,185	$5,300,000
	2017		$250,000	$62,750	$1,800,000	$1,900,000	$700,000	$2,600,000	$4,712,750
	2016		$250,000	$460,000	$1,380,000	$613,333	$306,667	$920,000	$3,010,000
Victor J. Nesi	2018 change	(4)	0%	0%	33.6%	8.3%	-28.6%	0%	12.7%
	2018		$250,000	$65,000	$2,785,000	$2,600,000	$500,000	$3,100,000	$6,200,000
	2017		$250,000	$65,000	$2,085,000	$2,400,000	$700,000	$3,100,000	$5,500,000
	2016		$250,000	$465,000	$1,620,000	$720,000	$360,000	$1,080,000	$3,415,000
Thomas B. Michaud	2018 change	(4)	0%	0%	-0.9%	14.7%	-48.1%	-6.3%	-2.3%
	2018		$250,000	$55,000	$2,775,000	$917,500	$207,500	$1,125,000	$4,205,000
	2017		$250,000	$55,000	$2,800,000	$800,000	$400,000	$1,200,000	$4,305,000
	2016		$250,000	$205,000	$1,320,000	$586,667	$293,333	$880,000	$2,655,000
Thomas W. Weisel(5)	2018 change	(4)	0%	0%	-10.7%	n/a	-100.0%	160.0%	0%
	2018		$200,000	$70,000	$1,340,000	$260,000	$0	$260,000	$1,870,000
	2017		$200,000	$70,000	$1,500,000	$0	$100,000	$100,000	$1,870,000
James M. Marischen(6)	2018 change	(4)	not applicable
	2018		$200,000	$135,000	$900,000	$300,000	$0	$300,000	$1,535,000

			Realized Compensation			At-Risk Compensation
	Year		Amount	% of Total	Year-over- Year % Change	Amount	% of Total	Year-over- Year % Change
James M. Zemlyak	2018		$2,207,815	41.7%	4.5%	$3,092,185	58.3%	18.9%
	2017		$2,112,750	44.8%	1.1%	$2,600,000	55.2%	182.6%
	2016		$2,090,000	69.4%		$920,000	30.6%
Victor J. Nesi	2018		$3,100,000	50.0%	29.2%	$3,100,000	50.0%	0.0%
	2017		$2,400,000	43.6%	2.8%	$3,100,000	56.4%	187.0%
	2016		$2,335,000	68.4%		$1,080,000	31.6%
Thomas B. Michaud	2018		$3,080,000	73.2%	-0.8%	$1,125,000	26.8%	-6.3%
	2017		$3,105,000	72.1%	74.9%	$1,200,000	27.9%	36.4%
	2016		$1,775,000	66.9%		$880,000	33.1%
Thomas W. Weisel (5)	2018		$1,610,000	86.1%	-9.0%	$260,000	13.9%	160.0%
	2017		$1,770,000	94.7%		$100,000	5.3%
James M. Marischen (6)	2018		$1,235,000	80.5%		$300,000	19.5%

Proxy Statement for the 2019 Annual Meeting of Shareholders	29

(1)

Does not include the special payment to mitigate tax burdens shifted from the Company to named executive officers, detailed on page 51, that were not incentive compensation but part of the Company’s 2017 initiatives relating to the December 2017 federal tax reforms.

(2)

Does not include grants of future stock-based salary, which are reflected under Stock-based salary. With respect to Mr. James M. Zemlyak, the 2018 amount reflects 51,555 restricted shares previously granted to executive in December 2017. With respect to Mr. Victor J. Nesi, the 2018 amount reflects 43,240 restricted shares previously granted to executive in December 2017 and 8,470 restricted stock units granted in March 2019. For 2018, the restricted shares and restricted stock units are reflected in this table at a price of $50.28. The restricted share awards were granted in connection with the Company’s tax planning as described further on page 51.

(3)	For differences between this table and the Summary Compensation Table, see page 53, Use of Non-GAAP Measures.
(4)	Year-over-year percentage change.
(5)	2017 was the first year for which Mr. Weisel was a named executive officer.
(6)	2018 was the first year for which Mr. Marischen was a named executive officer.

Proxy Statement for the 2019 Annual Meeting of Shareholders	30

James M. Zemlyak, Co-President and Head of Global Wealth Management

James M. Zemlyak was named Co- President in June 2014. Mr. Zemlyak served as Chief Financial Officer of Stifel Financial Corp. from February 1999 through August 2018 and was Treasurer of Stifel Financial Corp. from February 1999 to January 2012. Mr. Zemlyak has been Chief Operating Officer of Stifel, Nicolaus & Company, Incorporated since August 2002 and Executive Vice President since December 2005. In addition, he served as Chief Financial Officer of Stifel, Nicolaus & Company, Incorporated from February 1999 to October 2006.

Compensation Mix

2018 Performance Highlights

✓  Net 2018 increase of 60 financial advisors.

✓  Record wealth management revenue of nearly $2.0 billion.

✓  Increased client fee-based assets by 3% to $90 billion.

✓  Global Wealth Management pre-tax margins of 37.1%, up 130 basis points.

✓  Increased number of customer accounts by 53,000.

Victor J. Nesi, Co-President and Director of the Institutional Group

Victor J. Nesi joined Stifel in 2009 and was named Co-President of Stifel Financial Corp. in 2014. In addition, he is Director of the firm’s Institutional Group. In his 25-year investment banking career, Mr. Nesi has worked closely with clients on strategic advisory projects totaling in excess of $200 billion, including exclusive sales, cross-industry mergers, restructurings, and domestic and cross-border acquisitions. On the financing side, Mr. Nesi has advised clients on investment-grade and non-investment-grade debt, as well as on numerous equity and equity-linked transactions, including the then largest IPO in U.S. history, the AT&T $10.6 billion carve-out of AT&T Wireless.

Compensation Mix

2018 Performance Highlights

✓  Institutional net revenue of $1.1 billion.

✓   Investment banking revenue of $676 million, second strongest year ever.

✓  Record advisory revenue of $371 million.

✓   Equity underwriting revenue of $214 million, up 17%.

Proxy Statement for the 2019 Annual Meeting of Shareholders	31

Thomas B. Michaud, Senior Vice President, President and CEO of Keefe, Bruyette & Woods

Thomas B. Michaud has been with Keefe, Bruyette & Woods (KBW) for 33 years. He was named President and CEO of KBW in 2011, having served as Vice Chairman and COO of the Holding Company since 2001 and President of the firm’s main subsidiary since 2006. KBW was acquired by Stifel in February 2013. Mr. Michaud served on our Board from 2013 until 2017 and has served as Senior Vice President of Stifel since 2013. Under his leadership, KBW has become one of the leading investment banking firms to the financial services industry. KBW is regularly recognized for its leadership in the areas of equity research, mergers and acquisitions, capital raising and equity trading. Mr. Michaud maintains strong personal relationships with industry leading executives and has been instrumental in many of KBW’s largest transactions. Mr. Michaud’s views on the financial services industry are frequently sought by corporate clients, boards and the media.

Compensation Mix

2018 Performance Highlights

✓   KBW garnered advisory roles in 11 of the top 20 bank mergers in the country.

✓  KBW led the nation in bank IPOs with 6 lead left assignments.

✓   Second-best advisory revenue year in KBW’s 56-year history.

Thomas W. Weisel

Thomas W. Weisel is Senior Managing Director of Stifel Financial Corp. Previously Mr. Weisel was Chairman and CEO of Thomas Weisel Partners Group, Inc., a firm he founded in 1999, and former chairman of Montgomery Securities. Mr. Weisel has been recognized with the Lifetime Achievement Award of National Venture Capital Association in 2006 and the George Steinbrenner Sport Leadership Award of the U.S. Olympic Foundation in 2011.

Compensation Mix

2018 Performance Highlights

✓   Senior leadership within the Board of Directors.

✓  Successful development of Company’s franchises on the West Coast.

✓   Continued focus on attracting new business and retaining key talent within sectors previously served by TWPG.

Proxy Statement for the 2019 Annual Meeting of Shareholders	32

James M. Marischen, Chief Financial Officer

James M. Marischen was named Chief Financial Officer of Stifel Financial Corp. in August 2018. From 2015 to 2018, he served as the firm’s Chief Accounting Officer and Chief Risk Officer, with responsibilities including oversight of corporate accounting, financial analysis and planning, tax, treasury, and enterprise risk management. Mr. Marischen joined Stifel in 2008, serving as Chief Financial Officer and Executive Vice President of Stifel Bank & Trust from 2008 to 2015. Prior to joining Stifel, Mr. Marischen worked in public accounting at KPMG LLP.

Mr. Marischen earned a Bachelor of Science in Accounting and a Master of Accountancy from Truman State University.

Compensation Mix

2018 Performance Highlights

✓  Promoted to Chief Financial Officer.

✓   Record net revenues of $3.0 billion and balance sheet growth of 15%, or $3.1 billion.

✓  Focus on expense discipline led to improved firm-wide margins.

✓   $215 million returned to shareholders through dividends and repurchase of nearly 3.4 million common shares.

✓   Closed on a new $250 million committed unsecured revolving credit facility.

✓  Management and oversight of enterprise risk management.

COMMITTEE PROCESS AND 2018 DETERMINATIONS

Committee Views of Proportion and Form of Compensation

The Committee continued to emphasize “At-Risk” (deferred) compensation in determining the annual incentive compensation of the CEO the other named executive officers.

The Committee divides the various elements of compensation described above in “Key Executive Compensation Program Elements” into two categories: compensation that is “Realized” because it is not subject to forfeiture and compensation that is “At-Risk” because it is subject to forfeiture. As described above, the Committee considers At-Risk compensation to include grants of PRSUs, RSUs, RSAs and debentures, which are all the forms of deferred compensation granted to named executive officers. The Committee considers Realized compensation to include all fixed compensation (base salary and stock-based salary), as well as variable compensation that is not deferred (namely, cash bonuses).

The Committee believes that At-Risk compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. By contrast, cash does not have a retention component. The Committee believes that the retention component of variable compensation is important in the case of named executive officers, and particularly with respect to the CEO. Accordingly, the Committee has determined that the allocation of variable compensation among Realized and At-Risk compensation for the CEO and other named executive officers in respect of 2018 will be as shown in the following table:

Proxy Statement for the 2019 Annual Meeting of Shareholders	33

2018 Allocation of Deferred and “At-Risk” Annual Incentive Compensation:

Named Executive Officer	Cash and Stock-Based Salary	At-Risk (Deferred) Compensation
CEO	48% of Annual Incentive Compensation	52% of Annual Incentive Compensation
Other Executive Officers, Average	59% of Annual Incentive Compensation	41% of Annual Incentive Compensation
Committee Assessment:	Realized and Not Retentive	At-Risk and Retentive

All deferred compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. RSUs and PRSUs additionally align incentives because their value ultimately reflects fluctuations in the share price of Company stock. PRSUs reinforce this alignment because their value is linked not only to share price but also to the attainment of certain performance metrics.

The Committee believes that those attributes of RSUs and PRSUs make those awards more At-Risk from the perspective of the Executive Officer, with PRSUs being the most At-Risk. By comparison, the Committee determined that debentures are, by contrast, least At-Risk from the perspective of the Executive Officer because their value is determined at the grant date and does not vary based on the future performance of the firm, although their realization is contingent on additional years of service.

The Committee’s Process for Decision Making

Our Roadmap for Compensation
1. Identify Key Metrics (Quant. & Qual.)	2. Establish Peer Group, Gather Market Pay and Shareholder Input	3. Review of Performance and Market	4. Make Year-End Pay and Performance Decisions	5. Determine Form and Allocate Awards

Financial Objectives: growth in earnings; net income and revenue

Long-Term Objectives: increase ROE and book value; enhance return to shareholders

Strategic Objectives: integration of acquisitions; organic growth

Ongoing solicitation of shareholder input and incorporation of shareholder compensation priorities Independent consultant assisted the Committee with: identifying peer companies; gathering peer and supplemental market pay data for Committee reference.

Periodic updates during the year from the CEO: firm performance; segment performance; individual Executive Officer performance.

Periodic updates from independent consultant: relative performance;
competitive pay levels;
alignment of pay and performance;
market trends.

Committee decisions based on results of the incentive framework (see below) that include an in depth review of company, CEO and other Executive Officer performance across multiple factors.

Pay for Executive Officers other than the CEO recommended by CEO, subject to Committee approval.

Committee awarded 2018 incentive compensation in the form of cash, stock-based salary, and bonuses composed cash, RSU, RSA, PRSU and, (for some Executive Officers) debenture components.

Proxy Statement for the 2019 Annual Meeting of Shareholders	34

Incentive Assessment Framework

The committee evaluates named executive officer incentive compensation based on various factors. The following is an assessment based upon primary performance goals, additional considerations, strategic goals and overall company performance. See “Use of Non-GAAP Measures” on page 53 for a description of how and why the Non-GAAP measures differ from GAAP measures.

2018 Results of Incentive Assessment Framework

Primary Performance Goals	2018 Result	Year-Over-Year Change

• Non-GAAP Net Revenue	$3.02bn		ñ 3.3%

• Non-GAAP Pre-Tax Net Income	$592M		ñ 18.2%

• Non-GAAP EPS	$5.28		ñ 32.3%
	Below
Company Performance on Primary Goals		Meets
			Exceeds
Additional Considerations	2018 Result	Year-Over-Year Change

• Non-GAAP Return on Common Equity	14.9%		ñ 3.1%

• Total Shareholder Return (price increase + dividend)	($17.66)		ò 27.97%

• Non-GAAP Pre-Tax Margin on Net Revenues	19.6%		ñ 2.5%

• Book Value Per Share	$43.04		ñ 12.5%

• Non-GAAP Comp to Revenue Ratio	58.0%		ò 3.2%

• Total Capitalization of Stifel Financial Corp.	$2.93bn		ò 30.6%
	Below
Company Performance on Additional Considerations		Meets
			Exceeds

Performance Categories	Achievements

• Financial Results	See pages 26 to 33 for a detailed description of achievements in these four categories in relation to each named executive officer.
• Strategic Achievement
• Leadership
• Risk Management
	Below
Company Performance on Strategic Goals		Meets
			Exceeds
	Below
Overall Company Performance		Meets
			Exceeds

Year-over-year changes to percentages are expressed as the absolute difference between the percentages. Year-over-year changes to values are expressed as relative percentages.

Proxy Statement for the 2019 Annual Meeting of Shareholders	35

2018 FIRM PERFORMANCE

We Continue to grow and invest in our future
23 Years	Acquisitions	Expense Control	+15%

2018 was our 23rd consecutive year of record net revenues, with record non-GAAP pre-tax net income available to shareholders, record revenues in our Global Wealth Management segment and our second-best year in our Institutional segment.

During 2018, we acquired Business Bankshares, Rand & Associates and Ziegler Wealth Management.

We also entered into definitive agreements to acquire First Empire and MainFirst during the last quarter of 2018.

		We successfully controlled our compensation and non-compensation expenses.	We grew our assets to $24.52 billion, up 15% for the year.

    See Use of Non-GAAP Measures at page 53.

2018 Segment Performance, Balance Sheet, Infrastructure and Additional Performance Indicators

Proxy Statement for the 2019 Annual Meeting of Shareholders	36

(1)

Operating results are from continuing operations. Non-GAAP measures reflect adjustments for: acquisition-related charges, including duplicative expenses, certain litigation-related expenses and certain tax benefits. See Use of Non-GAAP Measures at page 53.

Additional Performance Indicators	2018	2017	2016
Non-GAAP Return on Equity	14.9%	11.8%	8.1%
Total Shareholder Return	-$17.66	$10.31	$7.59
Non-GAAP Pre-Tax Margin on Net Revenues	19.6%	17.1%	13.0%
Book Value Per Share	$43.04	$38.26	$38.84
Non-GAAP Compensation to Revenue Ratio	58.0%	61.2%	62.8%

Proxy Statement for the 2019 Annual Meeting of Shareholders	37

Relative Performance of Common Stock

5-year relative performance of SF Common Stock, Peer Group, and S&P 500 Index:

The peer group reflected in the charts above is as described on page 44.

	5-Year
Relative Performance	Growth	CAGR
SF Common Stock	-13.6%	-3.6%
Peer Group(1)	-12.8%	-3.4%
S&P 500 Index	35.6%	7.9%

2018 Strategic Execution

Stifel continued in 2018 to execute on its strategy of building a premier wealth management and investment banking firm by means of organic growth and opportunistic acquisition. Each acquisition in 2018 has fit Stifel’s differentiated value proposition of growth, scale and stability that blends many of the advantages, but avoids most of the weaknesses, of larger bulge bracket and smaller boutique firms. Historically, we have executed strategic opportunities only when accretive.

Strategic Opportunity Evaluation

Accretive to our Shareholders	Accretive to our Associates	Accretive to our Clients	Accretive to our Partners

To our shareholders, through expected revenue and EPS growth in a reasonable timeframe.	To our associates, through additional capabilities and new geographies.	To our clients, through greater relevance and expanded product offerings.	To our new partners, through the stability of Stifel’s size and scale, coupled with a significant retention of their own ability to direct their own businesses.

Our Board and the Committee understand that Stifel executes on strategic opportunities to maximize retention and tax benefits. The result is non-GAAP charges to earnings, as opposed to an increase of goodwill on our balance sheet. All of those elements of our acquisition strategy result in tangible benefits to Stifel. Conversely, we do not structure our acquisitions to improve GAAP treatment in the absence of other, compelling tangible benefits. This strategy for executing acquisitions is the most important reason we describe both GAAP and non-GAAP results: the non-GAAP results illuminate how we structure and view our strategic acquisitions.

Stifel’s acquisitions are a catalyst for organic growth. Consistent with our approach to a balanced business model, acquisitions and organic expansion of our existing businesses are roughly equal sources of our growth since 2005. We position Stifel to take advantage of opportunities to add talented professionals, services, products and capabilities, whether the vehicle is an acquisition or organic hiring.

Proxy Statement for the 2019 Annual Meeting of Shareholders	38

Significant Progress in Strengthening Controls and our Culture

We are a firm that has grown tremendously over the past decade and anticipate continued growth through the next decade. We believe that a strong and sustainable control environment is integral to achieve this end. And we have committed the effort and resources to build a platform for growth by continually enhancing our risk and control practices.

•

Ongoing Risk Management. Stifel continued to conservatively manage its balance sheet, capital, liquidity and overall risk in 2018. The Board’s Risk Management / Corporate Governance Committee oversees major risk exposures, including market, credit, capital & liquidity, operational, regulatory, strategic and reputational risks. Our Enterprise Risk Management program, under the direction of our Chief Risk Officer, and other members of the firm’s management have prepared a series of risk appetite statements that articulate our overall risk culture. The Board’s Risk Committee reviews and approves risk appetite statements at least annually and receives at least quarterly updates on the firm’s adherence to them. The Board’s Risk Committee also receives quarterly risk assessments that identify, measure, and monitor existing and emerging risks, in addition to any changes to internal controls. In addition, the Board’s Risk Committee reviews the potential effect of significant matters and decisions on the Company’s reputation.

•

Cybersecurity. The Company, including its Board and senior management, devote significant time and resources to dynamic and growing cybersecurity defense. The Company’s cybersecurity architecture and layered technologies are carefully considered. Security personnel provide ongoing threat monitoring and work across technology disciplines to monitor cyber threats. The Company’s team of security architects guides and coordinates internal and external protections. Other teams focus on assurance and continually monitor and test effectiveness. Management and the Board oversee these and other measures both directly and through the Risk and Corporate Governance Committee.

•

Investing in our infrastructure. We have continued to build out the infrastructure that enables us to continue to execute on our growth strategies, by bolstering our risk management, compliance, and internal audit functions, and ensuring that we fully comply with new and existing regulatory requirements. For example, we have made significant additions to our staff who stress-test risk exposures and monitor compliance with rules and regulations. We have also significantly augmented the tools available to this staff. Likewise, we developed a number of new oversight capabilities to carefully manage risk in select Private Client Group business areas. And in the Technology and Operations areas we developed a number of new cross team communication capabilities as well as enhanced system monitoring tools and procedures. And in the Technology and Operations areas we continue to invest in personnel and technology systems that enhance firmwide communication by providing project transparency and ongoing system monitoring. In addition, our internal audit team performed scores of internal audits in 2018.

•

Investing in Process Improvements and Controls. We continued to enhance our overall control environment by implementing new capabilities, policies and procedures that ensure effective management of our systems. A new set of internal committees and task forces have been formed to evaluate areas for improvement across the operational platform on an ongoing basis. Similarly, a number of procedures have been implemented to periodically review existing business controls in addition to the implementation of new controls. Management supports the necessary investments required to continuously improve the Company’s systems and controls.

•

Building on our strong relationships with regulators. Stifel recognizes the critical importance to the safety and soundness of our firm, and the value to our growth strategy, of building on the strong relationships we maintain with our regulators. Our history of growth in the heavily-regulated financial services industry, both organically and through acquisitions, is evidence of this commitment.

Enhancing the Customer Experience to Deliver Sustained Performance

Stifel has invested significantly to enhance its wealth management platform through improved client reporting and digital access capabilities, as well as enhanced client reporting and financial and estate planning. These investments help our financial advisors provide transparency and deliver solutions to clients that are tailored to their particular needs. Likewise, through prudence, training and relationship building, we are bringing lending solutions to clients seeking liquidity.

Proxy Statement for the 2019 Annual Meeting of Shareholders	39

In 2017 the firm began work on a completely upgraded next generation client access system and mobile access tool-set. These investments are being made to enhance the client experience, further strengthen security, and deliver new functionality to clients. The firm also began implementing a new performance reporting system that will cover all client accounts across the firm. When complete, the client reporting initiative will greatly enhance the ability for financial advisors and clients to understand exactly how their portfolios are performing and what is driving performance across those portfolios.

Investment in our People

The value of our franchise and brand depends on the quality and effectiveness of our team, and on our ability to continue to attract and develop the best people.

Development and Growth	Succession Planning	Diversity and Inclusion

By listening to our associates, including those who have joined us through acquisitions, Stifel integrates best practices and strengthens the firm. Many parts of our business have formal cross-training and continued education programs. Our management development programs identify and prepare leaders at Stifel for wider responsibility. In 2018–19, we provided new resources to managers to reinforce their leadership and ability to develop their teams.

The Board has established the Office of the President and developed a succession plan. The Board discusses succession planning in its executive sessions.

In addition, many of our larger departments have developed management succession processes that identify employees with high potential and prepare them to lead our future.

We are dedicated to cultivating a diverse and inclusive Stifel. In 2018–19, our Women’s Initiative Network (WIN) grew in size and importance to our recruitment, development of talent and service to our diverse client base. We named a firm-wide diversity officer, provided improved training on avoiding unconscious bias and similar topics and publicly disclosed objective diversity data for the benefit of our shareholders, clients and employees.

KEY PAY PRACTICES

Our Committee considers the design of our executive compensation program to be integral to furthering our Compensation Principles, including paying for performance and effective risk management. The following chart summarizes certain of our key pay practices for our key pay practices.

What We Do and Don’t Do

✓  Emphasize annual incentive compensation tied to company and individual performance

✓  Encourage stock ownership by deferring a portion of annual compensation in the form of RSUs and RSAs and awarding long-term incentives with multi-year vesting periods of three, five or ten years

✓  Maintain stock ownership guidelines; currently, all executives exceed guideline

✓  Focus Executive Officers on our long-term performance with the award of PRSUs based on ROE performance

✓  Utilize a formal process and incentive framework to set Executive Officer compensation

✓  “Double trigger” on equity awards

✓  Retain an independent consultant

✓  Conduct annual risk review

✓  Engage with shareholders

X  No Excise tax “gross-ups”

X   No special CIC severance

X   No employment agreements

X   No SERPs

X   No hedging, short selling, or use of derivatives

X   Pledging by insiders requires Committee approval

X   No excessive perquisites

X   No repricing of options without shareholder approval

X   No option timing or pricing manipulation

Proxy Statement for the 2019 Annual Meeting of Shareholders	40

THE COMMITTEE’S COMMITMENTS AND PRINCIPLES

During 2018 the Committee further reviewed its process for setting goals, evaluating performance and making pay decisions, building on its significant improvements in recent years. The review and articulation of our pay purposes, commitments and process is in direct response to comments and other input from our shareholders that have asked us to provide greater transparency by describing in more detail the quantitative and qualitative factors and the evaluation process used to determine awards.

Our executive compensation practices are designed to advance Stifel’s goal of being a leading wealth management and investment banking company that is entrepreneurial and appropriately manages risk. We grow and take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. To this end, our executive compensation program emphasizes annual incentive compensation that aligns our executives’ compensation to Stifel’s long-term performance. This program is overseen by the Committee. This overarching purpose of driving long-term value creation is supported by the following commitments:

Committee Commitments

Transparency

•	The Committee identifies the compensation principles that determine the compensation decision process and makes the specific decisions that result from that process.

Alignment

•	The Committee determines the forms and proportions of compensation to align named executive officer compensation to Stifel’s long-term performance.

•	The process by which the Committee makes its decisions includes consideration of the entire factual framework, including both:

•	Quantitative factors, such as those used in the formula for realization of PRSUs and

•	Non-quantitative factors such as stewardship and risk controls.

Orderly Decision-Making

•	The Committee’s annual decision making process is structured to yield orderly, timely, individual executive compensation decisions.

•	The Committee requires a full, enumerated factual basis satisfactory to its members to be put before it prior to making its annual compensation decisions.

•

The Committee consults with an outside compensation consultant to provide market data in connection with its compensation determinations for our CEO and other named executive officers and for other guidance in compensation process decision making.

•

The Committee obtains data on peer practices and uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.

•	The Committee disciplines its exercise of judgement by use of these facts, principles and process and framework, in order to set compensation in the best interest of the Company and its stakeholders.

Proxy Statement for the 2019 Annual Meeting of Shareholders	41

Balancing Role Relevance with Cultural Cohesion

•	The Committee sets the mix of forms of compensation to be relevant to the role of each executive.

•	For example, a front-line financial professional is often paid primarily on revenue produced.

•	By contrast, senior executives must also ensure conversion of revenues to net income, which the Committee takes into account for senior executive compensation.

•	But the Committee also strives to foster to the cohesive culture that remains essential to Stifel’s success by constraining these role-prompted differences to those essential to maintain relevance.

•	To the extent role differences do not compel compensation differences, the mix of forms of compensation should be kept similar across the organization.

Responsibility

•	The Committee has ultimate responsibility for compensation decisions.

•

The Committee will not duck its responsibility, whether by excessive delegation or through simplistic weighting or excessively formulaic approaches, which can have unintended consequences, fail to capture vital non-quantitative factors, and lead to potential misalignment of interests between the firm and its executives.

•	No single metric or formula can substitute for the Committee’s informed exercise of judgment.

•

The Committee’s process for analyzing facts and making considered determinations, including its decision to continue using formula-based PRSUs as a component of compensation, has kept true to its responsibility to align executive pay with firm performance and foster long-term value creation, proper risk management and firm values.

Prudence

•	The Committee expects Stifel’s executives to act prudently on behalf of shareholders and clients, regardless of day-to-day market conditions and other events.

•

This expectation could be undermined by a strictly formulaic program, which could encourage executives to place excessive weight on achieving a narrow metric at the expense of other goals, and at the expense of balancing goals in tension.

•

The Committee instead remains determined to set compensation informed both by quantifiable, formula-driven factors and by less quantifiable factors, such as risk management, disparities between absolute and relative performance levels and recognition of key individual achievements.

BENEFITS OF DISCRETIONARY ELEMENTS WITHIN OUR COMPENSATION PROGRAM

•

Our business is dynamic and requires us to respond rapidly to changes in our operating environment. A rigid, formulaic program based on metrics could hinder our ability to do so and could have unintended consequences.

•

Our program is designed to encourage executives to act prudently on behalf of both shareholders and clients, regardless of prevailing market conditions. This goal could be compromised by a strictly formulaic program, which might incentivize executives to place undue focus on achieving specific metrics at the expense of others.

•	Strictly formulaic compensation would not permit adjustments based on less quantifiable factors such as unexpected external events or individual performance.

•

Equity-based awards comprise a significant portion of annual variable compensation for our named executive officers and is designed to ensure long-term alignment without the disadvantages of purely formulaic compensation.

Proxy Statement for the 2019 Annual Meeting of Shareholders	42

Committee Principles

Our executive compensation strategy is designed to advance Stifel’s goal of being a premier wealth management and investment banking company. Stifel is an entrepreneurial meritocracy that manages its risks conservatively. We take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. Accordingly, the Committee’s executive compensation program emphasizes compensation that is aligned with our company’s performance.

Pay for Performance	Focus on Long-Term Shareholder Interests	Pay to Retain and Attract	Maintain Compensation Governance

Over 90% of named executive officer pay is based on performance and delivered through cash and equity vehicles tied to annual or multiple-year future performance that align our interests with the interests of our shareholders

CEO pay reflects firm performance

Our program encourages share ownership and includes performance measures that enhance long-term shareholder value

Since 1997, a significant portion of named executive officer pay is deferred and, in combination with our stock ownership guidelines, has led to significant share ownership

Financial services is a highly competitive industry; we work to configure and size pay prudently to attract and retain top talent

The Committee reviews pay among competitors, but does not target a specific percentile when approving compensation for named executive officers

The Committee is composed of three continuing independent directors and held 8 meetings in 2018

Committee utilizes the services of an independent compensation consultant

Independent consultant gathers competitive information on pay and performance so that the Committee is aware of current market developments and practices

Committee monitors and assesses named executive officer performance in making year-end pay decisions

In evaluating executive compensation program, the Committee annually considers shareholder advisory vote and feedback from its meetings with shareholders

Balancing Short- and Long-Term Incentives with “Realized” and “At-Risk” Compensation

The Committee recognizes the importance of striking a balance between long-term incentives linked to shareholder returns and short-term incentives linked to the annual performance of the Company. The Committee considers such factors as the level of base salary, stock-based salary, annual incentive compensation, long-term incentive compensation, and the overall equity ownership of the Company’s CEO and other named executive officers. On balance, the Committee strives to emphasize long-term incentives linked to shareholder returns while recognizing the importance of annual performance compensation. In doing so, the Committee assesses each component of compensation as to its emphasis on short-term verses long-term incentives. However, the Committee does not target any specific mix of short- and long-term incentives. In addition, when assessing the incentive of various components of compensation, the committee considers whether the compensation is “Realized” (meaning that it is not forfeitable) or “At-Risk” (meaning that it is potentially forfeitable because it is subject to time- or performance-based vesting).

The Importance of Stock Ownership

The Committee considers the overall level of equity ownership maintained by an executive officer as important indicia of the alignment of that individual with shareholders. The Committee understands the importance to shareholders of share value and total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system. More generally, the Committee views share ownership and participation in share value as an important factor that, even before compensation decisions for a particular year are made, aligns the senior management with shareholders.

Independent Compensation Committee Consultant and Identification of Peer Group

In 2018, the Committee continued to retain Compensation Advisory Partners LLC (“CAP”) as the Committee’s independent Compensation Consultant. CAP reports directly to the Committee, attends Committee meetings, and provides executive compensation related services.

Proxy Statement for the 2019 Annual Meeting of Shareholders	43

These services include reviewing this compensation discussion and analysis, advising on compensation program design such as the new PRSUs and peer company selection, providing market data on executive compensation trends and named executive officer compensation levels, and assisting Committee with evaluation of pay-for-performance alignment.

For 2018, the Committee considered the conflicts-of-interest related considerations for retention of a compensation consultant set out in the NYSE’s listing standards, and determined that no such conflict of interest exists with respect to CAP.

In 2017, CAP identified and the Committee adopted a single “peer group” as a reference group for the Committee’s review of pay and performance and market practices. Our peer group is composed of companies operating in the investment banking, brokerage and asset management businesses that are of similar size, by revenue, assets, income, market cap and total shareholder return.

Peer Group
Affiliated Managers Group Inc.	Invesco Ltd.	Northern Trust Corp.
Ameriprise Financial, Inc.	Jefferies Financial Group Inc.	Piper Jaffray Companies
E*TRADE Financial Corp.	Lazard Ltd.	Raymond James Financial, Inc.
Evercore Inc.	Legg Mason, Inc.	T. Rowe Price Group, Inc.
Greenhill & Co., Inc.	LPL Financial Holdings Inc.	TD Ameritrade Holding Corp.
Houlihan Lokey, Inc.	Moelis & Company

KEY EXECUTIVE COMPENSATION PROGRAM ELEMENTS

The Committee seeks to utilize a balanced mix of compensation elements to achieve its goals, with total compensation for our executive officers heavily weighted towards variable elements that reward performance. The following table describes each component of our executive compensation program, how it is determined, and the purpose or purposes we believe it accomplishes. “Realized” compensation is paid (or vests) to the Executive Officer either during or on account of the year and is of fixed realizable value and ordinarily available to the Executive Officer. “At-Risk” compensation, by contrast, is delayed and subject to future conditions. An executive officer risks losing this compensation on account of these conditions not being met.

Fixed Compensation & Benefits

Base Salary	Stock-Based Salary	Retirement Plans	Other Benefits

Provides a base level of fixed pay.

Consistent with our compensation principles, Stifel maintains modest salary levels and provides most of its compensation in the form of variable incentive compensation.

Base salary for CEO and most Executive Officers has not increased in recent years.

Stock-based salary is the annually vesting portion of certain periodically-granted awards that are considered as part of an executive officer’s salary.

Vesting for LTIAs may accelerate to 5 years based on predetermined EPS goals, furthering alignment with shareholder interests.

401(k) facilitates tax-advantaged retirement savings

Named executive officers participate in the same retirement plans available to employees generally.

Profit sharing plan with a match of up to 50% of the first $2,000 in employee contribution to 401(k) plan.

Maintains alignment between named executive officers and other employees by limiting additional perquisites.

Benefits provided to named executive officers are generally in line with those available to other employees.

Limited Executive Officer perquisites.

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Annual Variable Compensation

Cash Bonus	Debentures	RSUs and RSAs	PRSUs

Provides a competitive annual incentive. Aligns executive with shareholder interests in annual performance.	Aligns executive with shareholder interests in annual performance. Encourages retention by vesting over 5 years.

Aligns executive with shareholder interests in both annual performance and share value growth.

RSUs encourage retention by vesting over 5 years. RSAs encourage retention by becoming unrestricted over 5 years, on equivalent terms to RSUs.

Aligns executive with shareholder interests in both annual performance and share value growth.

Encourages retention by vesting over 5 years.

Value depends on achievement of objective, multi-year goals.

Varies annually based on Company and individual performance.

Structured to better align total pay with overall Company performance.

Tied to incentive framework, which includes key corporate, strategic and individual performance indications.

Decisions also based on individual goals and performance of business segment.

Capped by the shareholder approved Executive Incentive Performance Plan (“EIPP”).

Performance based: directly tied to achievement of specific goals over a 4-year period. Metrics are TSR, Non-GAAP ROE, Non-GAAP Pre-Tax Income and Non-GAAP EPS.

The Committee’s Perspective on the Compensation Elements

The following section describes the Committee’s views on how each element of compensation fits within the Committee’s perspective on short-term vs. long-term incentives and within the Committee’s framework of “Realized” vs. “At-risk” compensation.

Base Salary

The Committee views base salary as a short-term incentive and a component of Realized annual compensation. As such, we pay relatively low levels of base salary compared to the market due to our variable pay-for-performance philosophy. The Committee does not emphasize base salary; base salary for most Executive Officers has not increased in recent years except to align amounts and the base salary for our CEO has not increased in the more than 21 years since he joined Stifel as Chief Executive Officer in 1997.

Stock-Based Salary

Stock-Based Salary consists of the annually vesting amount of the Long Term Incentive Awards (LTIAs). The Committee views stock-based salary as a long-term incentive that is both “Realized” (in the sense that it is not subject to further vesting in the year it is counted as stock-based salary) and “At-Risk” (in the sense that it is forfeitable between the date it is granted and the date on which it vests). Furthermore, the value of stock-based salary is tied to the performance of Stifel stock between the grant date and the vesting date, which serves the purpose of further aligning named executive officers’ incentives with shareholders’ interests. As such, this component of compensation is designed to balance the objectives of both short-term and long-term incentives.

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provide a significant portion of the total annual compensation paid to each of the named executive officers. The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and deferred compensation (RSUs, RSAs and debentures) that is variable based upon (i) the financial performance for our Company and the business units in which the executive officer serves and (ii) a qualitative evaluation of the individual executive officer’s performance for the year.

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Components of Annual Incentive Compensation
Cash	Time-based deferred compensation	Performance-based deferred compensation

Cash, which the Committee views as a short-term incentive and a component of Realized annual compensation.

Time-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. Generally, time-based deferred compensation has been a combination of restricted stock units and debentures.

Performance-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. Generally, performance-based deferred compensation has been in the form of PRSUs.

Collectively, the above three compensation elements comprise Annual Incentive Compensation, which is the most important part of Compensation determined by the Committee each year. In making that annual determination, the Committee has developed a facts-based, performance-focused framework by which it assesses named executive officer performance and sets compensation against clearly stated and measured company and business goals. At the beginning of each year, the Committee identifies key objectives and goals that will be used to determine overall company performance as well as individual goals for our named executive officers.

For 2018, these objectives include the quantitative and qualitative criteria identified in the table on page 35 in the section “2018 Results of Incentive Assessment Framework”, which reflect financial performance, operating performance and strategic achievements. These criteria were informed by the Committee’s review of overall progress for the firm periodically during the past year. The Committee made its final determinations at year-end when information for each factor was available. Individual performance for each named executive officer was also reviewed in this context of overall performance.

Primary performance goals – achievement of revenue, pre-tax income, and EPS goals – are generally more heavily weighted in the Committee’s decisions. Taking into consideration all factors, the Committee then evaluated each major category – primary, other considerations, strategic – and assigned an overall evaluation to company performance in making final awards. The Committee understands the importance to shareholders of total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system because the Committee views share ownership as an important factor that already aligns the senior management with shareholders. The Committee has also made total shareholder returns an express part of the formula that determines PRSUs awarded. Otherwise, the Committee has determined that it is unnecessary to make total stock return one of the primary performance goals, because the Committee wants to strike the appropriate balance between short-term and long-term shareholder value.

The Committee determined that, for 2018, compensation for Mr. Kruszewski, our chairman and CEO, and Mr. Zemlyak and Mr. Nesi, our co-presidents, should be increased in line with performance and that compensation for Mr. Michaud should be increased in line with KBW performance, but in each case with downward adjustments to moderate changes over multiple years. The Committee further determined that, for 2018, compensation for Mr. Weisel should be increased in line with related performance and that compensation for Mr. Marischen should be increased in line with firmwide and related performance and in recognition of his promotion to CFO. This is consistent with the Committee’s past practices. Historically, named executive officer compensation has broadly tracked the performance of the three primary performance goals established by the Committee: non-GAAP Return on Equity, non-GAAP pre-tax net income and non-GAAP Earnings per Share. In 2018, for the year, non-GAAP Return on Equity was up 3.1%, non-GAAP pre-tax net income was up 18.2% and non-GAAP Earnings per Share were up 32.3%, or approximately 17.9% on average. See “Use of Non-GAAP Measures” on page 53 for a description of how and why these measures differ from GAAP measures. The Committee also continued to recognize the aligning power of direct shareholding by our senior executives.

Benefits

The Committee provides executives with only limited perquisites and other personal benefits. The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary. Other benefits, including retirement plans and health and welfare plans, are made available to the CEO and other named executive officers on the same basis as they are made available to other employees.

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HOW THE COMPENSATION COMMITTEE STRUCTURES PAY AND MITIGATES RISK

Named Executive Officer Compensation is linked to risk management and other controls.
Our emphasis on deferred compensation links named executive officer pay directly to share price and shareholder value over time.	Our PRSUs link named executive officer compensation to future TSR, non-GAAP pre-tax net income, EPS and ROE performance metrics.	We evaluate each named executive officer’s contribution to Company risk control in setting annual pay.	We maintain control over pay through ownership requirements, anti-hedging rules and double triggers.

Performance-Based Restricted Stock Units, PRSUs

Performance-based Restricted Stock Units (PRSUs), the company’s metrics-based equity vehicle, are awarded periodically. PRSUs are earned over a four-year performance period based on achieving pre-determined performance objectives. Any resulting delivery of shares for PRSUs granted as part of 2018 compensation will occur in early 2023 for 80% of the earned award, and in early 2024 for the remaining 20% of the earned award. Similar to ordinary RSUs, PRSUs are granted based on the share price on the date of grant.

For the 2019-2022 performance cycle used for the 2019 awards of PRSUs as part of our named executive officers’ 2018 compensation, the Committee selected the following performance criteria for all Executive Officers:

•	Total Shareholder Return, Relative to Peers’ total shareholder returns (“Relative TSR”)

•	Non-GAAP EPS and

•	Non-GAAP Return on Common Equity.

For additional discussion on non-GAAP measures, see the discussion of “Use of Non-GAAP Measures” on page 53. The Committee uses non-GAAP results as described in that discussion because the Committee intends PRSUs to measure relative performance over time and the Committee concluded non-GAAP results are the better relative measure. To illustrate, if the baseline performance for a PRSU were a GAAP measure, in the absence of future acquisitions, that measure would likely show improvement over time based simply on the merger related charges of previous acquisitions rolling off. Accordingly, the Committee determined that these non-GAAP measures were a more appropriate measurement tool for measuring relative improvement of the underlying business results and, more specifically, the Committee determined that the above criteria would best align management incentives with long-term shareholder objectives and accord with how the market assesses long-term performance of similar financial service firms. The Committee further determined that the use of multiple metrics would reinforce those objectives and discourage excessive focus on any single metric to the detriment of long-term shareholder objectives, long-term performance of the company or achievement of the company’s stated objectives.

The Non-GAAP performance criteria are equally weighted. These measures will be fixed, for purposes of calculating any PRSU awards, for the duration of the performance period, except to neutralize the effect of intervening changes in accounting or other applicable rules and subject to the Committee’s final authority to confirm the appropriate calculation of any of the non-GAAP measures for purposes of determining any PRSU award received. The final performance criterion, Relative TSR, represents the positive or negative difference between the firm’s TSR and the average TSR of its peer group, as described on page 44, between the end of 2019 and the end of 2022.

For each criterion, there is a “Target”, approximately equal to the corresponding 2018 performance level. Associated with each Target are a lower “Threshold” and a higher “Maximum”, noted below. Relative TSR is measured once directly. Performance under each other criterion is evaluated by constructing the arithmetic average of four years of the relevant annual performance results (the “realized performance”). For each year for these other criterion, the result is taken over (measured from beginning to end of) the calendar year. The realized performance is then compared to the Threshold, Target and Maximum associated with that criterion and scored as follows:

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•	Realized performance equal to or below the Threshold is scored as 1⁄3 (except Relative TSR, scored as 0.8).

•	Realized performance between the Target and the Threshold is interpolated on a straight line basis between the Target score and the Threshold score.

•	Realized performance equal to the Target is scored as 1.

•	Realized performance between the Target and the Maximum is interpolated on a straight line basis between the Target score and the Maximum score.

•	Realized performance equal to or above the Maximum is scored as 1 2⁄3 (except Relative TSR, scored as 1.2).

The Non-GAAP measured scores for the criteria for each Executive Officer are averaged, with equal weighting, to produce a single, preliminary score, which is then multiplied by the Relative TSR score. This final score, when expressed as a percentage determines the final award where “1” corresponds to 100% of the target award and higher or lower factors increase or decrease the award. The maximum award is 200% of the target.

This description of PRSU calculations is a summary. PRSU results are determined in accordance with Stifel’s policy governing calculation of Non-GAAP measures, and are reviewed by the Committee on a quarterly basis.

2018 PRSU Performance Measures and Scoring:

Measures	Threshold	Target	Maximum
Relative TSR	80% of Peer TSR	100% of Peer TSR	120% of Peer TSR
4-Year Average Annual Non-GAAP EPS (“EPS”)	$3.33	$5.00	$6.67
4-Year Average Annual Non-GAAP Return on Common Equity (“ROE”)	11.0%	13.0%	15.0%

In designing the PRSUs, the Committee uses the word “Target” to express the base case and to simplify understanding of the midpoint award, but is not setting a limit to the goals for which PRSU recipients should reach.

2018 PRSU Awards:

Named Executive Officer	PRSU Award	PRSUs Awarded(1)
Ronald J. Kruszewski	$1,000,000	19,889
James M. Zemlyak	$500,000	9,944
Victor J. Nesi	$500,000	9,944
Thomas B. Michaud	$207,500	4,127
Thomas W. Weisel	$0	0
James M. Marischen	$0	0
Amounts included represent the February 2019 grant date fair value.

RSUs, RSAs, Debentures, LTIAs, Restricted Stock Awards and Stock-Based Salary

RSUs granted as part of the annual incentive vest ratably over 5 years on an annual basis. RSAs granted as part of the annual incentive become unrestricted ratably over 5 years on an annual basis. Debentures also vest ratably over 5 years on an annual basis and, for debentures awarded in respect of 2018, accumulate interest at a rate of 3.25%. RSUs are eligible to receive dividend equivalents at the same time and amount as shareholders if Stifel pays dividends.

PRSUs vest ratably over 5 years on an annual basis, but are not calculated or delivered until the 4th year, when 80% of total earned shares, if any, are delivered, with the remaining 20% delivered after 5 years, in each case measuring from the initial grant date. Accordingly, this vesting results in no value to the Executive Officer except through the described calculation and delivery that occurs in the fourth and fifth year.

Stock-Based Salary does not include awards of units such as RSUs and PRSUs. Stock-Based Salary consists of the annually vesting amount of the Long Term Incentive Awards (LTIAs) from 2014 and following years and the portion of the restricted stock awarded in late 2018 that

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vests in the relevant year (2019-23). LTIAs take the form of restricted stock units and have been made periodically to the CEO and other Executive Officers to recognize strong performance, provide opportunities for executives to accumulate stock ownership, to further align their interests with shareholders’ interests, and to provide retention in this highly competitive industry. Assuming the stock-based salary awards are not forfeited, the Committee will count any stock-based compensation awards as part of compensation for the individual receiving the benefits of such vesting in the year that the stock-based salary vests. Importantly, the Committee will consider the value of that consideration equal to the grant date value (not the then vesting date value) when evaluating a particular individual’s mix of total compensation.

RSUs, RSAs and debentures received as part of annual incentive compensation vest ratably on an annual basis over 5 years of continued employment but vest upon death or disability or one year after retirement if the participant meets certain non-competition, non-solicitation and other requirements. PRSUs, to the extent of total shares earned, if any, vest immediately upon death, disability or termination not for cause, but do not continue to vest following retirement.

Employee Ownership Requirements

We maintain stock ownership guidelines for our officers. This powerfully and directly aligns their interests with the interests of all shareholders. For example, our CEO’s exposure to the change in our share price during 2018 resulted in his experiencing changes in value that are more than double the magnitude of his total compensation for the year:

Change in Value over 2018 of the CEO’s Shares Beneficially Owned and Unvested Units:

Year(1)	Price(2)	Shares Beneficially Owned (3)	Unvested Units(4)	Total	2018 Change(5)
2018	$41.42	$42,567,458	$10,048,658	$52,616,116	–29.4%	–$21,908,810
2017	$59.56	$58,812,820	$15,712,107	$74,524,926

(1)	All figures are as of market close on December 31.
(2)	All figures based on common share price.
(3)	Includes units converting to shares within 60 days. See notes 1, 2 and 5 to the beneficial ownership chart on page 64 for additional description of share attributes.
(4)	Consists of RSUs and PRSUs
(5)	Year-over-year percentage and absolute dollar change.

All of our named executive officers substantially exceed their target ownership levels. These levels are set at multiples of base salary. All of our named executive officers would exceed their target ownership levels even if their base salaries were set at the substantially higher levels often paid by our peers to their senior most executives.

Our guidelines restrict future sales of shares if ownership is below the required levels, but there is no minimum time period required to achieve the target ownership level. Exceptions to the guidelines may be granted on a case-by-case basis if a hardship situation exists.

Other Compensation Policies

Clawback and Recoupment Policies

The Company’s undelivered restricted stock units, debentures and share grants are subject to provisions that could result in forfeiture as a result of engaging in conduct detrimental to Stifel, which includes any action that results in a restatement of the financial statements of Stifel.

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Risk Input to Named Executive Officer Pay Decisions

The Committee solicits input from the CFO and the Company’s Enterprise Risk Management group in the course of making its pay decisions. We believe that this input enables the Committee, when appropriate, to hold executives accountable for material actions or items that harm current or future performance, or put performance at undue risk.

The Company’s Enterprise Risk Management group conducts wide-ranging risk identification, mitigation, monitoring and management functions within the Company, and helps to inform the Committee as to the relevance of Executive Officer actions to the risk profile of the business lines of the Company.

At-Will Employment of Executive Officers

None of our executive officers, including our chief executive officer and our chief financial officer, currently has a written employment agreement with the company, and each is thus employed by us on an ‘‘at will’’ basis.

Treatment of Dividends

Employee-owned common shares receive dividends in the same manner as any other common shares. RSAs also received dividends, which are paid in cash in the same manner as common shares. In 2018, RSUs and PRSUs received dividend-equivalents in the form of additional units with the same vesting, delivery, timing and other attributes as the underlying units. Beginning in 2019, RSUs and PRSUs may alternatively receive dividend-equivalents in the form of cash with the same vesting, delivery, timing and other attributes as the underlying units.

Use of Compensation Consultants

The Committee retains an independent compensation consultant, which reports directly to the Committee, attends Committee meetings, and provides executive compensation related services. The compensation consultant’s services include reviewing this compensation discussion and analysis, advising on compensation program and peer company selection, providing market data on executive compensation trends and Executive Officer compensation levels, and assisting Committee with evaluation of pay-for-performance alignment.

Deferred Compensation Grids

The Committee used the following grid as a basis for setting deferrals for employees receiving incentive compensation, other than commission-based employees and Executive Officers, in 2018. These employees are predominantly in our institutional and administrative groups, for which deferred is 5 year, ratable annual vesting, and consists of 35% restricted stock units and 65% deferred cash.

Value	Percentage Deferred
$0 - $249,999	0%
$250,000 - $499,999	10%
$500,000 - $749,999	15%
$750,000 - $999,999	20%
$1,000,000 - $1,999,999	25%
$2,000,000 and more	30%

Incentive compensation deferrals for our commission-based employees are generally 5% of production over $300,000 in our private client group and, in our institutional group, 15% of production over tiered thresholds, which vary by product.

Historically, the Company has permitted elective deferrals and limited Company matches of these deferrals: the Company intends to discontinue this arrangement in 2020.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock. Additionally, the Company maintains a policy under which any new pledging of our common stock by such persons will require the

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approval of the Committee. Our directors and executive officers hold no shares held in margin accounts have pledged no shares to third parties.

Double Triggers

Our award agreements with Executive Officers for deferred compensation issued since 2010 maintain the requirement of “double triggers” on the accelerated vesting of awards in the event of a change in control, meaning that an Executive Officer must actually be terminated following the change in control before vesting will be accelerated unless the Committee grants exceptions in individual cases. None of our Executive Officer deferred compensation vests automatically upon a change in control, nor does any Executive Officer have an agreement providing for guaranteed payments, severance, or “golden parachute” payments.

Perquisites and Personal Benefits

Our named executive officers have the perquisites and other personal benefits described in more detail in the Summary Compensation Tables beginning on page Summary Compensation Tables begin on page 54. The Company intends in 2020 to discontinue non-accountable expense reimbursement.

Retirement Plans and Health and Welfare Plans

We sponsor a profit sharing plan, the 401(k) Plan, in which all eligible employees, including the named executive officers, may participate. We currently match up to 50% of the first $2,000 of each employee’s contribution to the 401(k) Plan. In addition, employees, including the named executive officers, may also participate in our employee stock ownership plan and trust. Employee stock ownership contributions for a particular year are based upon each individual’s calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Full-time employees, including the named executive officers, participate in the same broad-based, market-competitive health and welfare plans (including medical, prescription drug, dental, vision, life, and disability insurance). These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid in a taxable year to the chief executive officer, chief financial officer, and the other three most highly compensated executive officers (other than the chief executive officer and the chief financial officer) of a public company serving in such capacity at any time during the taxable year (and any other individual who was a “covered employee” within the meaning of Section 162(m) of the Code for any taxable year beginning after December 31, 2016) will generally be non-deductible for federal income tax purposes. The Committee recognizes the impact of this non-deductibility on the compensation that it intends to award, but structures compensation in a manner appropriate and consistent with the Company’s executive compensation program.

Allocation of Previously Granted Awards to 2018 Executive Compensation

As described in the Company’s 2018 Proxy, the Company took a number of steps to benefit the Company in connection with the Federal tax reform in the United States enacted on December 22, 2017.

The primary tax reforms relevant to executive compensation took effect on January 1, 2018 and were:

•	Reduction of the federal corporate tax rate from 35% to 21%; and
•	Elimination of deductibility under Section 162(m) of qualifying executive compensation over $1 million.

Broadly speaking, these reforms made it beneficial to the Company to incur named executive officer compensation expenses prior to January 1, 2018. Accordingly, the Company granted, on December 29, 2017, approximately 300,000 shares of restricted stock to three of our named executive officers. These grants were special awards of 5-year ratable vesting restricted stock pursuant to the existing authorization under the Executive Incentive Performance Plan, with the requirement that the recipient make a corresponding 83(b) tax election.

As a consequence of the three executives making an 83(b) tax election with respect to those special awards, the three executives, in aggregate, paid ordinary income taxes on $18,000.000 of income and the Company received a corresponding deduction of $18,000,000, which was a benefit to the company of more than $7,000,000 when compared against the alternative of granting those shares on or after January 1, 2018.

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The special awards were granted with the understanding that their allocation to subsequent performance-based compensation would be made as part of the regular compensation decision making of the Committee. The Committee subsequently determined to allocate the special awards entirely to the 2017 and 2018 performance-based compensation of the three executives as described in the table below. The Committee’s decision to allocate all remaining shares of the special awards to 2018 performance-based compensation was a result of the Committee’s assessment of the Company’s strong performance during 2018 and the Committee’s determination to use a common price for all 2018 performance-based compensation.

Named Executive	Allocation of Restricted Stock Award to Performance-Based Comp.
Officer	2017 (1)	2018 (2)	Total (3)
Ronald J. Kruszewski	59,870	73,175	133,045
	45%	55%	100%
James M. Zemlyak	31,598	51,555	83,153
	38%	62%	100%
Victor J. Nesi	39,913	43,240	83,153
	48%	52%	100%

(1)

Reflected in the 2017 Compensation Discussion and Analysis, as described in the 2018 Proxy. The dollar values associated with these awards allocated to the 2017 Compensation Discussion and Analysis for Ronald J. Kruszewski, James M. Zemlyak and Victor J. Nesi were $3,600,000, $1,900,000 and $2,400,000, respectively.

(2)

Reflected in the 2018 Compensation Discussion and Analysis beginning on page 25, above. The dollar values associated with these awards allocated to the 2018 Compensation Discussion and Analysis for Ronald J. Kruszewski, James M. Zemlyak and Victor J. Nesi were $3,679,239, $2,592,185 and $2,174,085, respectively.

(3)

Reflected in the 2017 Summary Compensation Tables, as described in the 2018 Proxy. The dollar values associated with these awards reported in the 2017 Summary Compensation Tables for Ronald J. Kruszewski, James M. Zemlyak and Victor J. Nesi were $8,000,000, $5,000,000 and $5,000,000, respectively.

HOW OUR EXECUTIVE STRUCTURE APPEARS IN THE SUMMARY COMPENSATION TABLES

Pursuant to SEC rules, the SCT must account for equity-based awards during the year of grant, even if awarded for services in the prior year. But SEC rules require the SCT to include other incentive compensation to be included in the year earned, even if granted during the next year. By contrast, the Committee, as reflected in this CD&A, considers all performance-based executive compensation to be compensation for the year of performance.

Generally, we grant equity-based awards and debentures, and pay any cash incentive compensation for a particular year shortly after that year’s end. As a result, annual equity-based awards, debentures and cash incentive compensation are disclosed in each row of the Summary Compensation Table as follows:

2018

•	“Salary” displays the Base Salaries of our named executive officers for 2018.
•	“Bonus” displays the Cash Bonuses and Debentures of our named executive officers for 2018.
•	“Stock Awards” displays the PRSUs, RSUs and RSAs of our named executive officers for 2017.

2017

•	“Salary” displays the Base Salaries of our named executive officers for 2017.
•	“Bonus” displays the Cash Bonuses and Debentures of our named executive officers for 2017.
•	“Stock Awards” displays the PRSUs and RSUs of our named executive officers for 2016.

2016

•	“Salary” displays the Base Salaries of our named executive officers for 2016.
•	“Bonus” displays the Cash Bonuses of our named executive officers for 2016.
•	“Stock Awards” displays the PRSUs and RSUs of our named executive officers for 2015.

The table in the section “Alignment of CEO Compensation with Key Performance Measures” on page 28, above, displays the changes in total annual compensation amounts for our CEO, as described in the CD&A.

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USE OF NON-GAAP MEASURES

The Company utilizes non-GAAP calculations of presented net revenues, income before income taxes, net income, and diluted earnings per share as additional measures to aid in understanding and analyzing the Company’s financial results, as well as calculating PRSUs. Additionally, the Committee utilizes certain non-GAAP calculations in considering named executive officer performance and setting named executive officer compensation. The Company believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of the Company’s core operating results. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the Committee’s decision making related to named executive officer compensation and the Company’s current financial performance.

These non-GAAP amounts exclude compensation and non-compensation operating expenses associated with the actions taken by the Company in response to the Federal tax reform that was enacted on December 22, 2017 to minimize tax savings; litigation-related expenses associated with previously disclosed legal matters; certain compensation and non-compensation operating expenses associated with acquisitions; the revaluation of the Company’s deferred tax assets as a result of the Federal tax reform; and the favorable impact of the adoption of new accounting guidance during 2017 associated with stock-based compensation.

A limitation of utilizing the non-GAAP measures described above is that the GAAP accounting effects of these merger-related charges do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing its financial results. Therefore, the Company believes that GAAP measures of net revenues, income before income taxes, net income, compensation expense ratios, pre-tax margin and diluted earnings per share and the same respective non-GAAP measures of the Company’s financial performance should be considered together.

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2018 SUMMARY COMPENSATION TABLE

The following table presents summary information concerning compensation earned in the 2018, 2017, and 2016 fiscal years by our CEO, each person serving as our CFO in 2018, and each of our other three most highly compensated executive officers employed at the end of 2018 for services rendered to us and our subsidiaries, except that summary information for Mr. Marischen, who became a named executive officer in 2018, is limited to 2018, and summary information for Mr. Weisel, who became a named executive officer in 2017, is limited to 2018 and 2017.

Pursuant to SEC rules, the 2018 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after that year’s end, even if awarded for services in that year. SEC rules require disclosure of cash incentive compensation to be included in the year earned, even if payment is made after year-end.

A summary of the Committee’s decisions on the compensation awarded to our named executive officers for 2018 performance (which, in accordance with SEC rules, are in large part not reflected in the 2018 Summary Compensation Table) can be found in the “Compensation Discussion and Analysis” beginning on page 25, above. A summary of the steps the Company took in response to federal tax reform in 2017 can be found in the discussion beginning on page 51, above.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	All Other Compen- sation (3)	Total ($)
Ronald J. Kruszewski Chairman and Chief Executive Officer	2018	200,000	4,020,761	1,000,000	66,544	5,287,305
	2017	200,000	3,419,687	9,500,000	108,391	13,228,078
	2016	200,000	3,000,000	6,000,000	113,235	9,313,235
James M. Zemlyak Co-President and Head of Global Wealth Management	2018	250,000	1,895,065	700,000	14,897	2,859,962
	2017	250,000	2,224,639	5,613,333	28,075	8,116,047
	2016	250,000	1,686,667	2,827,500	21,500	4,785,667
Victor J. Nesi Co-President and Director of the Institutional Group	2018	250,000	2,785,000	700,000	37,225	3,772,225
	2017	250,000	2,552,116	5,720,000	31,363	8,553,479
	2016	250,000	1,980,000	3,300,000	23,750	5,553,750
Thomas B. Michaud Senior Vice President	2018	250,000	2,942,500	1,500,000	17,425	4,709,925
	2017	250,000	3,369,928	586,667	16,438	4,223,033
	2016	250,000	1,613,333	2,650,000	9,850	4,523,183
Thomas W. Weisel Co-Chairman	2018	200,000	1,600,000	100,000	325,405	2,225,405
	2017	200,000	1,633,353	200,000	327,813	2,361,166
James M. Marischen, Chief Financial Officer	2018	200,000	1,095,000	340,000	1,900	1,636,900

(1)

For the year ended December 31, 2018, Messrs. Kruszewski, Zemlyak, Nesi, Michaud, Weisel and Marischen received $4,020,761, $1,895,065, $2,785,000, $2,775,000, $1,340,000 and $900,000 in cash and $0, $0, $0, $167,500, $260,000, and $195,000 in debentures, respectively. For the year ended December 31, 2017, Messrs. Kruszewski, Zemlyak, Nesi, Michaud and Weisel received $3,419,687, $2,224,639, $2,552,116, $2,969,928 and $1,633,353 in cash and $0, $0, $0, $400,000 and $0 in debentures, respectively. For the year ended December 31, 2016, Messrs. Kruszewski, Zemlyak, Nesi, and Michaud received $2,250,000, $1,380,000, $1,620,000, and $1,320,000 in cash and $750,000, $306,667, $360,000, and $293,333 in debentures, respectively. For more information regarding the material terms of the debentures, see “Additional Information about the Compensation Paid to the Named Executive Officers” on page 56. Interest earned on debentures is reflected in the “All Other Compensation” column and in the table accompanying note 3, below.

(2)

Amounts included for 2018 represent the grant date fair value of RSUs and PRSUs, granted in March 2018 for services in 2017. Amounts included for 2017 represent the grant date fair value of RSUs and PRSUs granted in March 2017 for services in 2016, and the special restricted stock awards (RSAs) granted in December 2017 in connection with the new tax reform laws. Amounts included for 2016 represent the grant date fair value of PRSUs and RSUs granted in March 2016 for services in 2015. The grant date fair value of these awards, for all years presented, were determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), excluding, in respect of PRSUs, the effect of estimated forfeitures. The awards were granted under our 2001 Incentive Stock Plan (2011 or 2018 Restatement, as applicable), discussed in further detail in the section entitled “Compensation Discussion and Analysis,” including units granted as long-term incentive awards. The grant date fair values of the PRSUs granted in 2018, 2017 and 2016

Proxy Statement for the 2019 Annual Meeting of Shareholders	54

assuming the highest level of performance is achieved is, respectively: for Mr. Kruszewski, $2,000,000, $1,500,000 and $6,000,000; for Mr. Zemlyak, $1,400,000, $613,333 and $2,640,000; for Mr. Nesi, $1,400,000, $720,000 and $3,180,000; for Mr. Michaud, $800,000, $586,667 and $2,520,000; for Mr. Weisel, $200,000 in each of 2018 and 2017; and, for Mr. Marischen in 2018, $180,000; The awards are valued at the closing price of our common stock on the date of grant. The grant date fair values of the PRSUs granted in 2018 are further detailed in the description of “2018 Grants of Plan-Based Awards”, below.

(3)	All Other Compensation for 2018 includes the following:

Name	Non- Accountable Expense Allowance ($)	Company’s Matching Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Trans- portation ($) (1)	Interest Earned on Debentures ($) (2)	Life Insurance ($)	Total Benefits ($)
Ronald J. Kruszewski	25,000	1,000	8,769	10,500	21,275	66,544
James M. Zemlyak	10,000	1,000	3,897	—	—	14,897
Victor J. Nesi	10,000	1,000	26,225	—	—	37,225
Thomas B. Michaud	—	1,000	—	16,425	—	17,425
Thomas W. Weisel	25,000	—	298,530	1,875	—	325,405
James M. Marischen	—	1,000	—	900	—	1,900

(1)

Reflects the value of personal use of Company-owned aircraft by Messrs. Kruszewski, Zemlyak and Mr. Nesi, in accord with the policy described on page 60, below. The aircraft allowance for Mr. Weisel is described on page 60.

(2)	Dividends and dividend equivalents are reported in the Bonus column above.

2018 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards received during the fiscal year ended December 31, 2018, for the named executive officers.

		Potential Future Payouts Under Equity Incentive Plan Awards (1)			All Other Awards:	Grant Date Fair Value ($) (1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Number of Units or Shares of Stock (2)
Ronald J. Kruszewski	March 2, 2018	4,445	16,667	33,334	—	1,000,000
James M. Zemlyak	March 2, 2018	3,112	11,667	23,334	—	700,000
Victor J. Nesi	March 2, 2018	3,112	11,667	23,334	—	700,000
Thomas B. Michaud	March 2, 2018	1,778	6,667	13,334	18,334	1,500,000
Thomas W. Weisel	March 2, 2018	445	1,667	3,334	—	100,000
James M. Marischen	March 2, 2018	400	1,500	3,000	4,167	340,000
(1)

The grant date fair values are calculated in accordance with ASC 718, and, with respect to PRSUs, based upon the probable outcome of the applicable performance conditions without regard to the effect of estimated forfeitures. The minimum actual award relating to PRSUs is approximately 26.7% of the grant date fair value amount and the maximum actual award is 200% of the grant date fair value amount. For Mr. Kruszewski, this figure is composed of $1,000,000 in PRSUs. For Mr. Zemlyak, this figure is composed of $700,000 in PRSUs. For Mr. Nesi, this figure is composed of $700,000 in PRSUs. For Mr. Michaud, this figure is composed of $400,000 in PRSUs and $1,100,000 in RSUs. For Mr. Weisel, this figure is composed of $100,000 in PRSUs. For Mr. Marischen, this figure is composed of $90,000 in PRSUs and $250,000 in RSUs.

(2)

Represents the total number of stock units (other than equity incentive plan awards) granted to each named executive officer during the 2018 fiscal year. The stock units were part of the named executive officers’ annual and long-term incentive compensation. The components of the total stock unit awards and associated fair values are set forth below.

Proxy Statement for the 2019 Annual Meeting of Shareholders	55

STOCK UNIT AWARDS AND GRANT DATE FAIR VALUE UNDER ASC 718

Name	Asset Category	Vesting Period (1)	Units (#)	Grant Date Fair Value ($) (2)
Ronald J. Kruszewski	Mandatory Deferral (PRSUs)	5 years	16,667	1,000,000
James M. Zemlyak	Mandatory Deferral (PRSUs)	5 years	11,667	700,000
Victor J. Nesi	Mandatory Deferral (PRSUs)	5 years	11,667	700,000
	Mandatory Deferral (RSUs and PRSUs(3))	5 years	13,334	800,000
Thomas B. Michaud	Annual Incentive Compensation (RSUs)	5 years	11,667	70,000
	Total		25,001	1,500,000
Thomas W. Weisel	Mandatory Deferral (PRSUs)	5 years	1,667	100,000
	Mandatory Deferral (RSUs and PRSUs(3))	5 years	4,000	240,000
James M. Marischen	Annual Incentive Compensation (RSUs)	10 years	1,667	100,000
	Total		5,667	340,000
(1)	The Mandatory Deferrals and the Annual Incentive Compensation RSUs each vest ratably on an annual basis over the period indicated.
(2)	The grant date fair values are calculated in accordance with ASC 718.
(3)	Composition detailed in note 2 to the Grants of Plan-Based Awards chart on page 55.

ADDITIONAL INFORMATION ABOUT THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS

Pursuant to the SWAP, participants in the plan receive and are required to defer a portion of their annual incentive compensation. The mandatory deferral varies by income, production levels, and other factors. Stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Stock units received on a mandatory basis after 2011 vest ratably on an annual basis over a 5-year period of continued employment following the date of issuance. Vesting based on continued employment may be eliminated, however, upon a termination without cause if the holder of the award refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date of such award. Stock units that the participant elects to receive are fully vested on the date of issuance. The deferred portion of annual incentive compensation was in the form of restricted stock units and debentures. The debentures granted with respect to 2018 vest ratably on an annual basis over a 5-year period of continued employment after the grant and accumulate interest at a rate of 3.25% per annum. The debentures are shown in the Bonus column in the 2018 Summary Compensation Table.

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2018, held by the individuals named in the 2018 Summary Compensation Table.

Name	Stock Units That Have Not Vested (1, 2)		Restricted Shares That Have Not Vested(2)
	Units (#)	Market Value ($)	Shares (#)	Market Value ($)
Ronald J. Kruszewski	242,604	10,048,658	77,071	3,192,281
James M. Zemlyak	94,895	3,930,551	47,343	1,960,947
Victor J. Nesi	103,898	4,303,455	43,707	1,810,344
Thomas B. Michaud	88,313	3,657,924	9,144	378,744
Thomas W. Weisel	18,872	781,678	6,420	265,916
James M. Marischen	31,805	1,317,363	4,390	181,834
(1)

These units vest over a three-to ten-year period and were granted under our 2001 Incentive Stock Plan (2011 or 2018 Restatement, as applicable). In addition to the amounts listed, as of December 31, 2018, based on our common stock closing stock price at year-end of $41.42, Mr. Kruszewski held 71,858 fully vested shares valued at $2,976,358; Mr. Zemlyak held 29,520 fully vested shares valued at $1,222,718; Mr. Nesi held 24,986 fully vested shares valued at $1,034,920; Mr. Michaud held 15,436 fully vested shares valued at $639,359; Mr. Weisel held 7,181 fully vested shares valued at $297,437 and Mr. Marischen held 3,258 fully vested shares valued at $134,947. The grant date fair values are calculated in accordance with ASC 718.

(2)	Based on the closing price of $41.42 per share of our common stock on December 31, 2018.

Proxy Statement for the 2019 Annual Meeting of Shareholders	56

2018 CEO PAY RATIO

The following table sets forth the median of the 2018 total compensation of all employees of Stifel other than the CEO, the 2018 total compensation of the CEO, and the ratio of these two amounts, each as determined in accordance with Item 402(c) of SEC Regulation S-K.

	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Ronald J. Kruszewski	2018	$200,000	$4,020,761	$1,000,000	66,544	5,287,305
Median Employee	2018	$70,977	$19,653	—	$1,000	$91,630

CEO Pay Ratio: 58 to 1

The median employee was determined as of December 31, 2018 and by utilizing the gross wages as reported on each employee’s IRS Form W-2. In determining the median employee, we excluded 347 employees who operated in jurisdictions outside of the U.S. and made up less than 5% of our total employees, consisting of 330 employees in England, 8 in Hong Kong, 6 in China and 2 in Spain. The total number of employees that operated within the U.S. at the end of 2017 was 7,566. The total number of employees used for our de minimis calculation was 8,856 employees. The compensation figures shown here are calculated in accordance with applicable regulatory guidance and do not reflect the Committee’s perspective on compensation, which is described in the discussion beginning on page 25. A discussion of the key differences between calculations made according to applicable regulatory guidance and the Committee’s perspective on compensation begins on page 53.

2018 OPTION EXERCISES AND STOCK UNITS VESTED/CONVERTED

The following table sets forth certain information concerning stock vested/converted during the year ended December 31, 2018. None of the named executive officers held stock options at any time in 2018.

Name	Number of Shares Acquired on Vesting/Conversion (#)	Value Realized on Vesting/Conversion ($) (1)
Ronald J. Kruszewski	—	—
James M. Zemlyak	—	—
Victor J. Nesi	—	—
Thomas B. Michaud	3,933	247,126
Thomas W. Weisel	—	—
James M. Marischen	—	—

(1)

These figures represent the dollar value of gross units settled in our common stock by the named executive officers. Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are settled in common stock. As a result, executives are given the ability to surrender shares in order to pay tax liabilities. During 2018, Mr. Michaud surrendered 1,373 shares as payment for tax liabilities. Shares surrendered are valued at fair market value on the date of conversion.

Proxy Statement for the 2019 Annual Meeting of Shareholders	57

2018 Post-Retirement Benefits

Nonqualified Deferred Compensation. The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($) (1)	Registrant Contribution in Last FY ($) (2)	Aggregate Earnings / (Losses) in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at End of Year ($)
Ronald J. Kruszewski	23,009,994	1,000,000	—	(7,792,697)	—	16,217,297
James M. Zemlyak	10,000,958	700,000	—	(3,586,742)	—	7,114,216
Victor J. Nesi	9,952,000	700,000	—	(3,503,281)	—	7,148,719
Thomas B. Michaud	5,421,508	800,000	700,000	(1,998,355)	(247,126)	4,676,027
Thomas W. Weisel	2,508,339	100,000	—	(1,263,308)	—	1,345,031
James M. Marischen	1,996,411	240,000	100,000	(702,268)	—	1,634,143

(1)

The amounts listed in this column represent the annual incentive compensation paid to our named executive officers, which are mandatorily deferred under the SWAP and are included within the “Stock Awards” column of the Company’s 2018 Summary Compensation Table.

(2)

The amounts listed in this column represent long-term incentive awards granted to our named executive officers, the value of which has been included within the “Stock Awards” column of the Company’s 2018 Summary Compensation Table.

(3)

The amounts in this column represent, as applicable, (a) the change in market value of the Company’s common stock during the last fiscal year and (b) the difference between closing price of our common stock on December 31, 2018 and the fair value of incentive stock awards on the date of conversion.

(4)	The amounts in this column represent the fair value of incentive stock awards on the date of conversion.

DISCUSSION OF POST-EMPLOYMENT PAYMENTS

Annual and Long-Term Incentive Awards. The annual and long-term incentive awards made to the named executive officers vest upon the death, disability, or retirement of the executive officer. Assuming any of these events had occurred at December 31, 2018, each named executive officer would have received full vesting of some or all of their outstanding units and RSAs. The following table describes the amounts each named executive officer would have received in that circumstance.

Name	Number of Shares Acquired if Vesting Upon a Change in Control (#)	Value Realized if Vesting Upon a Change in Control ($)	Number of Shares Acquired if Vesting Upon Death, Disability, or Retirement (#) (1)	Value Realized if Vesting Upon Death, Disability, or Retirement ($) (2)
Ronald J. Kruszewski	—	—	351,285	14,550,225
James M. Zemlyak	—	—	87,432	3,621,433
Victor J. Nesi	—	—	79,680	3,300,346
Thomas B. Michaud	—	—	42,119	1,744,569
Thomas W. Weisel	—	—	27,131	1,123,766
James M. Marischen	—	—	25,902	1,072,861
(1)

Includes the following number of shares that vest upon death or disability, but not upon retirement: Mr. Kruszewski, 230,716; Mr. Zemlyak, 78,925; Mr. Nesi, 90,147; Mr. Michaud, 59,910; Mr. Weisel, 1,371; and Mr. Marischen, 12,873. Includes RSUs and RSAs.

(2)	Based on the closing price of $41.42 per share of our common stock on December 31, 2018. Includes RSUs and RSAs.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2018. Directors who also serve as our employees, inside directors, do not receive additional compensation for their service as directors of either the Company or any of its subsidiaries, although we do reimburse them for their travel and similar expenses incurred to attend Board meetings.

Proxy Statement for the 2019 Annual Meeting of Shareholders	58

This policy applies to Messrs. Kruszewski and Marischen, who have served as both directors and executive officers of the Company. Non-employee directors are also reimbursed for their travel and similar expenses incurred to attend Board meetings. Information about the 2018 compensation earned or paid to Mr. Kruszewski in his capacity as an executive officer of the Company is disclosed in the 2018 Summary Compensation Table because he is a named executive officer for purposes of this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Unit Awards ($) (2)	Total ($)	Total Stock Units Outstanding on December 31, 2018
Kathleen Brown	85,000	102,619	187,619	5,650
Michael W. Brown	110,000	102,619	212,619	16,901
John P. Dubinsky	149,250	102,619	251,869	16,907
Robert E. Grady	135,000	102,619	237,619	18,346
Maura A. Markus	85,000	102,619	187,619	5,650
James M. Oates	110,000	102,619	212,619	26,851
David A. Peacock	85,000	102,619	187,619	1,900
Michael J. Zimmerman	85,000	102,619	187,619	16,900

(1)

Stated amounts include cash compensation paid to Mr. Dubinsky in fiscal 2018 for his service as the non-executive Chairman, of the Board of Directors of Stifel Bank & Trust during 2018. In addition to an annual cash retainer of $85,000 for serving as a director, the various committee chairs and the lead independent director were awarded additional cash retainers as follows: Lead Independent Director, $25,000; Audit Committee, $25,000; Compensation Committee, $25,000; and Risk Management/Corporate Governance Committee, $25,000.

(2)

In addition to an annual cash retainer of $85,000, each non-employee director was issued 1,900 stock units on September 25, 2018. The units vest on a quarterly basis over a one-year period. Amounts stated reflect the aggregate grant date fair value computed in accordance with ASC 718.

ADDITIONAL INFORMATION ABOUT NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors of the Company are required to defer all director fees into stock units pursuant to the Incentive Share Plan (2018 Restatement). These stock units are generally granted annually in May and vest on a quarterly basis over a one-year period.

As approved by the Board, the annual stock retainer payable to each non-employee director includes an award of 1,900 stock units and $85,000 cash. The chair of each of the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee, and the Lead Independent Director, each receive $25,000 in cash, for services in each such capacity. Each non-employee director also receives reimbursement of travel and similar expenses incurred to attend Board meetings.

Additionally, non-employee directors who also serve on the Board of Directors of Stifel Bank & Trust receive cash compensation as approved by the Stifel Bank & Trust Board of Directors. See footnote 1 to the director compensation chart above.

Directors who are also our employees do not receive any compensation for their service as directors of the Company or its subsidiaries, but we pay their expenses for attendance at meetings of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, Stifel Bank & Trust makes loans and extensions of credit to our directors and executive officers. Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2018, all such loans were performing to their original terms.

Certain of our officers and directors maintain margin accounts with Stifel, Nicolaus & Company, Incorporated pursuant to which Stifel, Nicolaus & Company, Incorporated may make loans for the purchase of securities. All margin loans are made in the ordinary course of

Proxy Statement for the 2019 Annual Meeting of Shareholders	59

business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

On August 7, 2018, Stifel and an entity controlled by Mr. Kruszewski, Stifel’s CEO and Chairman, entered into an agreement by which Stifel agreed to charter a vessel owned by the entity for twelve weeks per calendar year, in exchange for an annual rental fee of $275,000. In addition, Stifel is responsible for the incremental costs associated with its use of the vessel. The agreement may be terminated by either party at any time. The agreement constitutes a related party transaction. Accordingly, the Board reviewed and approved the transaction prior to its execution. Mr. Kruszewski recused himself from the Board’s deliberations with respect to the transaction. In 2018, in accordance with the terms of the charter agreement, Stifel paid the entity controlled by Mr. Kruszewski a $275,000 rental fee and Stifel incurred other incremental costs of $150,936 associated with Company use of the vessel, which were primarily fuel, dockage and crew expenses.

On February 22, 2019 and on March 20, 2019, Mr. Kruszewski surrendered 60,000 and 90,000 shares of our common stock to the Company. These dispositions were made at the closing prices for the day, which were $55.26 and $56.42, respectively. These surrenders constituted related party transactions. Accordingly, the Compensation Committee reviewed and approved these surrenders, with notice and opportunity to comment also given to the chair of the Audit Committee.

These and all other related party transactions are approved by the Board on a case-by-case basis.

We maintain various policies and procedures relating to the review, approval, or ratification of transactions in which our Company is a participant and in which any of our directors and executive officers or their family members have a direct or indirect material interest. Our Company Code of Ethics, which is available on our website at www.stifel.com, prohibits our directors and employees, including our executive officers and, in some cases, their family members, from engaging in certain activities without the prior written consent of management or our General Counsel, as applicable. These activities typically relate to situations where a director, executive officer, or other employee and, in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity. Specifically, our Code of Ethics includes prohibitions against engaging in outside business or other activities that might create a conflict of interest with or compete against the Company’s interests, including ownership of privately held stock or partnership interests without prior written approval, using Company property, information, or positions for improper personal gain or benefit, and receiving bonuses, fees, gifts, frequent or excessive entertainment, or any similar form of consideration above a nominal value from any person or entity with which the Company does, or seeks to do, business. It is also against Company policy to give certain gifts or gratuities without receiving specific approval.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Company of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related party transactions requiring disclosure under applicable SEC rules are appropriately reviewed.

Aircraft and Personal Property Usage and Allowance Policy. Messrs. Kruszewski, Zemlyak and Nesi make limited personal and family use of Company-owned aircraft, in accordance with Company policy. This usage is reflected as part of their compensation in the amount of the incremental cost of personal travel for the year, including: landing, parking, and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts, and external labor per hour of flight; and customs, foreign permits, and similar fees. The fixed costs of owning or operating the aircraft is not included. In addition, in May 2011, the Committee approved the use by Mr. Weisel and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for business and other travel. In connection with the airplane usage, the Company approved an airplane allowance payable to Thomas Weisel Investment Management, Inc. in an amount of up to $300,000 covering the calendar year 2018. This usage by Mr. Weisel is reflected as part of his compensation. Based on historical and anticipated usage of the airplane by Mr. Weisel and such other employees, the Committee approved the payment of the airplane allowance on the condition that any personal flight activity attributable to a Company employee would be included in such employee’s annual compensation.

Compensation Committee Interlocks and Insider Participation. No current member of the Committee is or has been at any time one of the Company’s officers or employees. None of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or the Committee.

Proxy Statement for the 2019 Annual Meeting of Shareholders	60

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Committee are provided in its charter, which has been approved by our Board. In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Committee, among other things, has:

•	Reviewed and discussed the Compensation Discussion and Analysis with our management; and

•	Following such review, the Committee has recommended the inclusion of such Compensation Discussion and Analysis in this proxy statement.

Compensation Committee of the Board of Directors of Stifel Financial Corp.

James M. Oates, Chairman

John P. Dubinsky

David A. Peacock

* * *

ITEM 2. AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our named executive officers.

In deciding how to vote on this proposal, you are encouraged to consider the description of the Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 25 and the Summary Compensation Tables beginning on page 54.

Our Board recognizes the fundamental interest our shareholders have in executive compensation. Our say on pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our named executive officers.

Say on Pay Vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required by Section 14A of the Exchange Act to provide shareholders with an advisory vote on executive compensation. Our Board recommended, and our shareholders approved, to hold this advisory vote on an annual basis. Although the vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, will take into account the outcome of the vote when considering future executive compensation decisions. For these reasons, the Board unanimously recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s Annual Meeting of shareholders to be held on June 5, 2019, pursuant to Item 402 of Regulation S-K (the compensation disclosure rules of the SEC), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and other related information.

Approval of the advisory (non-binding) resolution on the Company’s executive compensation will require the affirmative vote of a majority of the voting shares cast, in person or by proxy on this resolution. As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

Proxy Statement for the 2019 Annual Meeting of Shareholders	61

ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Stifel Financial Corp. and its subsidiaries for the calendar year 2019.

The Audit Committee of our Board has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2019. While it is not required to do so, our Board is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be available to answer shareholder questions, and will have the opportunity to make a statement if they desire to do so.

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2018 were audited by Ernst & Young LLP, independent auditor for the company. The Audit Committee operates pursuant to a written charter which was approved and adopted by the Board. Our Board has determined that each of the members of the Audit Committee is independent within the meaning of the listing standards of the SEC and the NYSE.

As part of its activities, the Audit Committee has:

•	Reviewed and discussed with management and the independent auditor the Company’s audited financial statements;

•

Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3200T regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the Company’s consolidated financial statements, and relying thereon, we have recommended to the Board inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Stifel Financial Corp.

Michael W. Brown, Chairman

Maura A. Markus

Michael J. Zimmerman

* * *

Proxy Statement for the 2019 Annual Meeting of Shareholders	62

Auditor Fees

Ernst & Young LLP served as our independent auditor for 2018 and 2017. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2018 and 2017, as well as fees for the review of our interim consolidated financial statements for each quarter in 2018 and 2017 and for all other services performed for 2018 and 2017 by Ernst & Young LLP.

Type of Fee	Fiscal Year Ended December 31, 2018	Fiscal Year Ended December 31, 2017

Audit Fees (1)	$3,785,000	$4,031,000

Audit-Related Fees (2)	$351,000	$351,000

Tax Fees (3)	$105,000	$91,000

All Other Fees (4)	$13,500	$12,000

Total	$4,254,500	$4,485,000

(1)

Audit Fees include fees for professional services rendered in connection with the audits of our annual consolidated financial statements, including associated out-of-pocket expenses, reviews of unaudited quarterly financial statements, SEC registration statement services, and services that are normally provided by independent auditors in connection with required statutory and regulatory filings.

(2)

Audit-related Fees include fees principally related to third-party service organization internal control attestation services, reviews of internal controls not related to the audit of our consolidated financial statements, and agreed upon procedures engagements.

(3)	Tax Fees include fees for services principally related to tax compliance and other tax services.
(4)	All Other Fees include investment banking accounting consultation and an annual license fee for access to Ernst & Young’s web-based accounting research tool.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee’s practice is to approve annually all audit, audit-related, and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. On February 4, 2018, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date.

Proxy Statement for the 2019 Annual Meeting of Shareholders	63

BENEFICIAL OWNERSHIP

OWNERSHIP OF DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

The following table sets forth information regarding the amount of common stock beneficially owned, as of April 8, 2019, by each of our directors, each nominee for election as a director, the executive officers named in the 2017 Summary Compensation Table, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percentage of Outstanding Common Stock (3)	Stock Units (4)	Total
Ronald J. Kruszewski (5)	877,717	1.24%	262,493	1,140,210
James M. Zemlyak (6)	849,122	1.20%	104,839	953,961
Victor J. Nesi (7)	190,248	*	122,312	312,560
Thomas B. Michaud	85,653	*	107,357	193,010
Thomas W. Weisel (8)	62,484	*	18,873	81,357
James M. Oates	60,050	*	–	60,050
James M. Marischen	21,454	*	33,222	54,676
John P. Dubinsky	42,205	*	–	42,205
Michael W. Brown	35,034	*	–	35,034
Michael J. Zimmerman	27,594	*	–	27,594
Robert E. Grady (9)	26,073	*	–	26,073
David A. Peacock	12,415	*	–	12,415
Kathleen Brown	7,564	*	–	7,564
Maura A. Markus	7,564	*	–	7,564
Directors and Executive Officers as a Group: 18 persons, includes 4 persons not listed above	2,680,482	3.77%	781,273	3,461,755

(*)	Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.
(1)

Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his or her name. These shares were listed on regulatory filings by each of the individual directors or executive officers.

(2)

Includes the following shares which have been allocated to such persons under the 401(k) Plan, respectively: Mr. Kruszewsk, 1,297; Mr. Zemlyak, 18,289; Mr. Nesi, 115; Mr. Michaud, 0; Mr. Weisel, 0; Mr. Marischen, 1,190; and directors and executive officers as a group, 22,620. Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following April 8, 2019: Mr. Kruszewski, 0; Mr. Zemlyak, 2,749; Mr. Nesi, 0; Mr. Michaud, 2,552; Mr. Weisel, 279; Mr. Oates, 22,653; Mr. Marischen, 0; Mr. Dubinsky, 13,150; Mr. M. Brown, 13,150; Mr. Zimmerman, 13,150; Mr. Grady, 14,166; Mr. Peacock, 1,900; Ms. K. Brown, 5,650; Ms. Markus, 5,650; and directors and officers as a group, 101,621. Also includes the following restricted stock awards: Mr. Kruszewsk, 90,921; Mr. Zemlyak, 55,999; Mr. Nesi, 50,763; Mr. Michaud, 9,143; Mr. Weisel, 6,419; Mr. Marischen, 4,391; and directors and officers as a group, 239,400.

(3)

Based upon 70,976,911 shares of common stock issued and outstanding as of April 8, 2019, and, for each director, officer or the group, the number of shares subject to options or stock units which the director, officer, or the group has the right to acquire currently or within 60 days following April 8, 2019.

(4)

Includes unvested stock units that will not be converted to shares and delivered within the 60-day period after April 8, 2019, and, therefore, under applicable SEC rules, are not deemed to be “beneficially owned” as of April 8, 2019. These include RSUs and PRSUs that meet the condition stated in the preceding sentence. PRSUs are included in this column at the “Target” level, but may vest at between 0% and 200% of the “Target” level, as more full described beginning on page 47. The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder’s continued employment with us.

(5)

Includes (a) 385,236 shares held in a limited liability company as to which Mr. Kruszewski has sole voting power (but of which Mr. Kruszewski disclaims 183,000 shares) and (b) 1,500 shares held in a trust for the benefit of certain of Mr. Kruszewski’s children as to which he also has sole voting power.

(6)

Includes (a) 606,180 shares held in a limited liability company as to which Mr. Zemlyak has sole voting power and (b) 6,134 shares held in a trust for the benefit of Mr. Zemlyak’s child as to which he also has sole voting power.

Proxy Statement for the 2019 Annual Meeting of Shareholders	64

(7)	Includes 8,383 shares held by the Nesi Family Foundation.
(8)	Includes 62,205 shares held by the Thomas W. Weisel Trust.
(9)	Includes 10,571 shares held by the Robert E. Grady Revocable Trust.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of April 8, 2019, the persons identified below were the only persons known to us to be a beneficial owner of more than 5% of our common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock (1)

BlackRock, Inc.
40 East 52nd Street	8,256,150 (2)	11.6%
New York, New York 10022

The Vanguard Group, Inc.

100 Vanguard Blvd.	6,358,958 (3)	9.0%

Malvern, PA 19355

(1)	Based upon 70,976,911 shares of common stock issued and outstanding as of April 8, 2019.
(2)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2019 by BlackRock, Inc. The amended Schedule 13G indicates that BlackRock, Inc. has sole voting power as to 8,082,137 shares and sole dispositive power as to 8,256,150 shares.

(3)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2019 by The Vanguard Group, Inc. The amended Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power as to 70,109 shares, sole dispositive power as to 6,288,388 shares, and shared dispositive power as to 70,570 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the SEC. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners have been complied with for the year ended December 31, 2018.

Proxy Statement for the 2019 Annual Meeting of Shareholders	65

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is soliciting my vote?

Our Board is soliciting your vote at the Annual Meeting.

What will I be voting on?

1.	Election of five Directors, each as nominated by the Board.

2.	An advisory vote to approve executive compensation (Say on Pay).

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

How many votes do I have?

You will have one vote for every share of Company common stock you owned on the record date, April 8, 2019, for each of the directors to be elected and on each other proposal presented at the Annual Meeting. Common stock is our only class of outstanding stock. There is no cumulative voting in the election of directors.

Who can vote at our annual meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on April 8, 2019, the record date for our Annual Meeting.

As of April 8, 2019, there were 70,976,911 shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

How many votes must be present to hold the meeting?

35,488,456 votes, which represents a majority of the votes that can be cast at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single shareholder control as much as 5 percent of any class of Stifel’s common stock?

There are two shareholders each that beneficially own over 5% of our common stock.

How do I vote?

You can vote either by proxy, with or without attending the Annual Meeting, or in person at the Annual Meeting.

To vote electronically via the Internet, please follow the instructions provided at www.investorvote.com/sf.

Alternatively, to vote via telephone, please call (800) 652-VOTE (8683).

If you requested that a proxy card be mailed to you, you may fill out your proxy card, date and sign it, and return it in the provided postage-paid envelope. We must receive your proxy card no later than the close of business on June 4, 2019, for your proxy to be valid and for your vote to count.

Our employees who participate in our employee benefit plans may vote those shares via the links on our intranet or may have their proxy card mailed to them.

If you want to vote in person at the Annual Meeting and you hold your stock through a securities broker or other nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

How many shares are held in the Stifel Financial, Incorporated Profit Sharing 401(k) Plan?

On April 8, 2019, the Stifel Financial, Incorporated Profit Sharing 401(k) Plan (the “401(k) Plan”) held 1,458,755 shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by voting via the links on our intranet or by requesting a proxy card and returning it to us by the close of business on June 4, 2019. A properly executed proxy card or instructions received via the links on our intranet will be voted as directed. If no proper voting direction is received, Prudential, in its capacity as the

Proxy Statement for the 2019 Annual Meeting of Shareholders	66

401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

How are broker non-votes handled?

Under the rules of the NYSE, your shares cannot be voted without your specific voting instructions on Items 1, 2 and 3. See the section entitled “Can My Shares Be Voted If I Don’t Vote Electronically, Don’t Vote By Telephone, Don’t Return My Proxy Card, and Don’t Attend the Annual Meeting?” below for additional information. Accordingly, in order for your shares to be voted on all matters, please return your instructions promptly through any of the above-noted means. Please vote; your vote is important. Voting on matters presented at shareholders meetings, particularly the election of directors, is the primary method for shareholders to influence the direction taken by a publicly traded company. We urge you to participate in the election through any of the above-noted means. Please understand that if you vote electronically, vote by telephone, or return a proxy card without specifying your vote on a particular proposal, then this will be construed as an instruction to vote the shares as recommended by the Board on all matters to be considered at the meeting.

Can I change my vote?

Yes. Prior to the meeting date, you may cast a new vote by telephone, Internet, or via the links on our intranet, or request and return a proxy card with a later date, or send a written notice of revocation to Mark Fisher, our Corporate Secretary, at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, or e-mail us at investorrelations@stifel.com. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What are the votes required for these items?

•

In an uncontested election, as is the case in this election, each nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold” votes cast against such nominee’s election. Shares represented by your proxy will be voted in accordance with your direction as to the election of directors from the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted “for” the election of each nominee. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the Board.

•	The affirmative vote of a majority of the shares of our common stock cast at the meeting in person or by proxy is required for approval of each other item.

What if I don’t vote for some of the matters listed in these proxy materials or on my proxy card?

If you vote for some, but not all, matters electronically or by telephone, or return a proxy card without indicating your vote with regard to a particular matter, your shares will be voted “for” all of the nominees listed on the card, “for” the advisory approval of the compensation of our named executive officers, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. When tabulating the voting results for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting, except for Item 3, for which under NYSE rules abstentions must be treated as a vote cast and therefore, a vote “AGAINST.” In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Can my shares be voted if I don’t vote electronically, don’t vote by telephone, don’t return my proxy card, and don’t attend the annual meeting?

Items 1 and 2 are not considered routine matters under the NYSE rules, and therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares that they hold for you in nominee name if they have not received your voting instructions with regard to these proposals. For Items 1 and 2 shares that constitute broker non-votes and abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of the votes under either proposal. For Item 3, under NYSE rules abstentions must treated as votes cast and therefore, an abstention will be treated as a vote “AGAINST” the proposal. Item 3 is considered a routine matter under the NYSE rules for voting purposes. Accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote the shares that they hold for you in nominee name even if you have not furnished voting instructions within a specified period of time prior to the Annual Meeting.

Proxy Statement for the 2019 Annual Meeting of Shareholders	67

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is adjourned or postponed?

Your proxy will still be valid and may be voted at the adjourned or postponed meeting.

Why did I receive a one-page notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC rules, we have elected to provide access to our proxy materials over the Internet, which reduces our costs and the environmental impact of our Annual Meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners who have not previously requested a printed or electronic set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and annual report and vote online, as well as instructions on how to request a printed set of proxy materials.

How can I access Stifel’s proxy materials and annual report electronically?

To vote electronically via the Internet, you will need your control number, which was provided to you in the Notice or the proxy card included in your printed or electronic set of proxy materials. Once you have your control number, you may go to www.investorvote.com/sf and enter your control number when prompted to vote. To request the proxy materials electronically, you may either call (800) 652-VOTE (8683) or send an e-mail requesting electronic delivery of the materials to investorrelations@stifel.com. Additionally, the proxy materials are available at www.investorvote.com/sf and at www.stifel.com/investorrelations.

How can I make a Shareholder Proposal for the 2020 Annual Meeting?

In order to be considered for inclusion in the proxy statement for the 2020 Annual Meeting of shareholders, the written proposal must be received at our principal executive offices on or before December 27, 2019. The proposal should be addressed to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Shareholder proposals not intended to be included in the Company’s proxy statement may be brought before an annual meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2020 Annual Meeting, we must receive information relating to such proposal by March 7, 2020, but not before February 6, 2020, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Shareholder proposals must also be in proper written form and meet the detailed disclosure requirements set forth in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. Any proposals that we receive that are not in accordance with the above standards will not be voted on at the 2020 Annual Meeting. A shareholder may nominate candidates for election as directors at shareholder meetings by following the procedures set forth in this proxy statement on page 23.

Proxy Statement for the 2019 Annual Meeting of Shareholders	68

OTHER MATTERS

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements, annual reports, and other deliverables with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our deliverables to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of distributed materials, or if you are receiving multiple copies of distributed materials and wish to receive only one, please contact us in writing or by telephone at Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, (415) 364-2500. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

Other Business

Management knows of no business to be brought before the Annual Meeting other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, we urge you to promptly vote your shares over the Internet, by telephone, or if you requested printed copies of the proxy materials, you can vote by dating, signing, and returning the proxy card in the postage-paid return envelope. Your cooperation in giving this your prompt attention is appreciated.

Miscellaneous

The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail, telephone, Internet, or other electronic means. They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors, Mark P. Fisher, Corporate Secretary

April 25, 2019

St. Louis, Missouri

Proxy Statement for the 2019 Annual Meeting of Shareholders	69

STIFEL

Stifel Financial Corp. | www.stifel.com
One Financial Plaza | 501 North Broadway | St. Louis, Missouri 63102

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., Eastern Daylight Time, on June 4, 2019.
Online
Go to www.investorvote.com/SF
or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this ☒ example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SF

▼IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	+

	For	Withhold		For	Withhold		For	Withhold

01 - Kathleen Brown	☐	☐	02 - Michael W. Brown	☐	☐	03 - John P. Dubinsky	☐	☐

04 - Robert E. Grady	☐	☐	05 - Ronald J. Kruszewski	☐	☐	06 - Maura A. Markus	☐	☐

07 - James M. Oates	☐	☐	08 - David A. Peacock	☐	☐	09 - Thomas W. Weisels	☐	☐

10 - Michael J. Zimmerman	☐	☐

.		For	Against	Abstain			For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of our named executive officers (say on pay).	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.	☐	☐	☐

4.	To consider and act upon other business as may properly come before the meeting and any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the corporation.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on June 5, 2019

Our proxy statement and 2018 annual report are available at:

www.stifel.com/investor-relations/annual-reports

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SF

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and Mark P. Fisher (or such other person as is designated by the board of directors of Stifel Financial Corp. (“Stifel”)), (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on June 5, 2019 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the board of directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 2018 Annual Report.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the named nominees for director, and “FOR” Proposals 2 and 3.

C	Non-Voting Items

Change of Address – Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

◾	+